Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

Alaska Air Group, Inc.,

Marlin Acquisition Corp.

and

Hawaiian Holdings, Inc.

Dated as of December 2, 2023

3.21	Properties and Assets	33
3.22	Real Property	33
3.23	Related Party Transactions	33
3.24	Aircraft	33
3.25	Company Slots and Operating Authorizations	35
3.26	Company Airports	36
3.27	U.S. Citizen; Air Carrier	36
3.28	Opinion of Financial Advisor	36
3.29	Required Vote	36
3.30	Brokers	37
3.31	Trade Control Compliance	37
3.32	Proxy Statement	37
3.33	No Other Representations or Warranties	38

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		38

4.1	Organization and Qualification	38
4.2	Authority	39
4.3	No Conflict	39
4.4	Required Filings and Consents	40
4.5	Litigation	40
4.6	Financial Capability	40
4.7	Solvency	40
4.8	Ownership of Merger Sub; No Prior Activities	41
4.9	Brokers	41
4.10	Information Supplied	41
4.11	No Other Representations or Warranties	41

ARTICLE 5 COVENANTS		42

5.1	Conduct of Business by the Company Pending the Closing	42
5.2	Access to Information; Confidentiality	48
5.3	No-Shop; Acquisition Proposals	49
5.4	Proxy Statement; Company Stockholder Meeting	55
5.5	Appropriate Action; Consents; Filings	57
5.6	Certain Notices	61

5.7	Public Announcements	61
5.8	Employee Benefit Matters	62
5.9	Indemnification of Directors and Officers	64
5.10	State Takeover Laws	65
5.11	Parent Agreement Concerning Merger Sub	66
5.12	Section 16 Matters	66
5.13	Company Stock Exchange Delisting	66
5.14	Stockholder Litigation	66
5.15	Tax Matters	66
5.16	Treatment of Certain Company Indebtedness	67
5.17	Termination of 401(k) Plans	67
5.18	Letter Agreement Compliance	68

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		68

6.1	Conditions to Obligations of Each Party Under This Agreement	68
6.2	Conditions to Obligations of Parent and Merger Sub	68
6.3	Conditions to Obligations of the Company	69

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		70

7.1	Termination	70
7.2	Effect of Termination	71
7.3	Amendment	74
7.4	Waiver	74

ARTICLE 8 GENERAL PROVISIONS		74

8.1	Non-Survival of Representations and Warranties	74
8.2	Fees and Expenses	75
8.3	Notices	75
8.4	Certain Definitions	76
8.5	Terms Defined Elsewhere	87
8.6	Headings	89
8.7	Severability	89
8.8	Entire Agreement	90
8.9	Parties in Interest; No Third-Party Beneficiaries	90
8.10	Assignment	90
8.11	Mutual Drafting; Interpretation	90

8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	91
8.13	Counterparts	92
8.14	Specific Performance	92

Exhibit A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit B	Form of Amended and Restated Bylaws of Surviving Corporation

Exhibit C	Form of Certificate of Merger

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 2, 2023 (this “Agreement”), is entered into by and among ALASKA AIR GROUP, INC., a Delaware corporation (“Parent”), MARLIN ACQUISITION CORP., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and HAWAIIAN HOLDINGS, INC., a Delaware corporation (the “Company” and together with Parent and Merger Sub, collectively, the “parties” and each individually a “party”). All capitalized terms used in this Agreement will have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth in this Agreement, unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement in accordance with the requirements of the DGCL and (iii) subject to the terms and conditions of this Agreement, recommended that the stockholders of the Company vote their Shares in favor of the adoption of this Agreement (the “Company Board Recommendation”);

WHEREAS, the Board of Directors of Parent has duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) recommended adoption of this Agreement and approval of the Merger and the other transactions contemplated by this Agreement by the sole stockholder of Merger Sub; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

THE MERGER

1.1	The Merger.

(a)

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger will have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

(b)

At the Effective Time, the certificate of incorporation of the Company will, by virtue of the Merger, be amended and restated so as to read in its entirety as set forth on Exhibit A hereto, and as so amended and restated shall thereafter be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law. In addition, Parent and the Company shall take such actions reasonably necessary to cause the bylaws of the Company to be amended and restated as of the Effective Time to read as set forth on Exhibit B hereto, and as so amended and restated shall thereafter be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

(c)

Unless otherwise determined by Parent prior to the Effective Time, Parent and the Company will take such actions as are reasonably necessary to cause the directors of the Company to resign as of the Effective Time and to cause the persons who are the directors of Merger Sub immediately prior to the Effective Time to, from and after the Effective Time, become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, Parent and the Company will take such actions as are reasonably necessary to cause the officers of Merger Sub immediately prior to the Effective Time to, from and after the Effective Time, become the officers of the Surviving Corporation, each to hold the same office with the Surviving Corporation as such officer held with Merger Sub immediately prior to the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)

If at any time after the Effective Time, the Surviving Corporation determines, in its sole discretion, or is advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2

Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place (i) at 5:00 a.m., Pacific time, on a date to be specified by the parties, such date to be no later than the third Business Day after satisfaction or written waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), or (ii) at such other date and time as the parties agree in writing. The Closing shall take place by remote communication and by the exchange of executed documents by electronic transmission. The date on which the Closing occurs is herein referred to as the “Closing Date.” On the Closing Date, or on such other date as Parent and the Company may agree to, Parent, Merger Sub and the Company will cause the certificate of merger in the form attached hereto as Exhibit C (subject to such changes as may be mutually agreed to by Parent and the Company, the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at the time the Certificate of Merger will have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

ARTICLE 2

CONVERSION OF SECURITIES

2.1

Conversion of Securities in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)

Conversion of Company Capital Stock. Each share (“Share”) of (i) Common Stock of the Company, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) and (ii) Preferred Stock of the Company, par value $0.01 per share (“Company Preferred Stock” and together with the Company Common Stock, “Company Capital Stock”), issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, upon surrender of the Certificate formerly representing such Shares in the case of certificated Shares, or automatically in the case of Book-Entry Shares formerly representing such Shares, in accordance with Section 2.2, an amount in cash per Share, without interest, equal to $18.00 (such amount, the “Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate and Book-Entry Share that immediately prior to the Effective Time represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration.

(b)

Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company, and all Shares owned of record by Parent, Merger Sub or any of their respective wholly owned Subsidiaries, will be cancelled and will cease to exist, with no payment being made with respect thereto.

(c)

Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into and become one (1) newly and validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the preceding sentence.

2.2	Payment and Issuance of Merger Consideration; Surrender of Company Certificates.

(a)

Paying Agent. Prior to the Effective Time, Parent will designate a reputable bank or trust company, reasonably acceptable to the Company, to act as the paying agent for purposes of effecting the payment and issuance of the aggregate Merger Consideration in connection with the Merger (the “Paying Agent”). At or immediately following the Effective Time (but in any event substantially concurrently with the Closing), Parent or Merger Sub will deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration to which holders of Shares will be entitled at the Effective Time pursuant to this Agreement (collectively, the “Payment Fund”). The Payment Fund will be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings resulting from such investments will be the sole and exclusive property of Parent, and no part of such earnings will accrue to the benefit of holders of Shares. Any losses resulting from such investments shall not impact Parent’s obligations under this Article 2, and in the event of any such losses, Parent shall take all actions necessary to cause to be deposited into the Payment Fund sufficient cash to satisfy Parent’s obligations under this Article 2. Any payment in respect of a Company Equity Award pursuant to Section 2.4 shall be made as provided in Section 2.4(e).

(b)

Procedures for Surrender. As promptly as practicable after the Effective Time (and in any event, within three (3) Business Days thereafter), Parent will cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates (if any) will pass, only upon delivery of such Certificates to the Paying Agent, and will otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates will be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates. Any Certificates so surrendered will forthwith be cancelled. The Merger Consideration paid upon the surrender for exchange of Certificates will be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented by such Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it will be a condition precedent of payment that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer, and the Person requesting such payment will have paid any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or will have established to the satisfaction of the Paying Agent that such Taxes either have been paid or are not payable. Any holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive. In lieu thereof, each registered holder of one (1) or more Book-Entry Shares shall automatically upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably require), be entitled to receive, and the Surviving Corporation shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after the Effective Time (and in any event, within three (3) Business Days thereafter), the Merger Consideration payable for each such Book-Entry Share. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement.

(c)

Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares except the right to receive the Merger Consideration or as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, then (subject to compliance with the exchange procedures of Section 2.2(b)) they will be cancelled and exchanged as provided in this Agreement.

(d)

Termination of Payment Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund (including any interest accrued with respect thereto) not disbursed to holders of Certificates, and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) with respect to the Merger Consideration payable upon due surrender of their Certificates and compliance with the procedures in Section 2.2(b). If, prior to six (6) years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Certificates has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent will be liable to any holder of a Certificate for Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)

Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a customary affidavit of loss and, if required by Parent or the Paying Agent, the posting by such Person of a bond as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f)

Withholding Rights. Each of Parent, the Company, the Surviving Corporation, the Paying Agent and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or any other Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or other Person in respect of which such deduction and withholding was made.

2.3

Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a record or beneficial holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and will instead represent the right to receive only the payment of the appraised value of such Dissenting Shares held by them as determined by the Delaware Court of Chancery in accordance with Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL, then the right of such holder to receive such payment in respect of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest, and shall no longer be Dissenting Shares. The Company will give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent will have the right to participate in and direct all negotiations and Proceedings with respect to such demands. The Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

2.4	Treatment of Company Equity Awards; Stock Plans.

(a)	Treatment of Company RSU Awards.

(i)

Effective as of immediately prior to the Effective Time, each then-outstanding award of restricted stock units (whether subject to time- or performance-based vesting conditions) granted pursuant to any Company Equity Award Plan (each, a “Company RSU Award” and such restricted stock units, “Company RSUs”) that are unvested as of immediately prior to the Effective Time, shall be cancelled and converted into, for each share of Company Common Stock subject to the Company RSU Award as of immediately prior to the Effective Time (treating for this purpose any performance-based vesting condition as having been achieved on the terms expressly specified in the award agreement for such award, and if not expressly specified in the award agreement for such award, then based on target performance), the right to receive an amount in cash, subject to applicable tax withholding, equal to the Merger Consideration, with such amount paid after the Effective Time in accordance with this Agreement, including Section 2.4(e) as applicable. In addition, awards granted to certain officers of the Company in 2022 that are denominated in cash, to the extent outstanding at the Effective Time, will be settled in cash at the same time as the Company RSUs (with performance-based awards to be treated in the same manner as performance-based Company RSUs provided above in this section).

(ii)

Effective as of immediately prior to the Effective Time, each then-outstanding Company RSU that is vested (but not settled) as of immediately prior to the Effective Time, shall be cancelled and converted into the right to receive an amount in cash, subject to applicable tax withholding, equal to the Merger Consideration.

(b)

Treatment of Company Options. Effective as of immediately prior to the Effective Time, each then-outstanding option to purchase shares of Company Common Stock (each, a “Company Option”) shall be cancelled, and the holder thereof shall be entitled to receive an amount in cash, subject to applicable tax withholding, equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option (whether or not vested), multiplied by (y) the excess of the amount of the per-Share Merger Consideration over the exercise price per share of such Company Option (with the aggregate amount of such payment rounded to the nearest whole cent), with such amount paid after the Effective Time in accordance with this Agreement, including Section 2.4(e) as applicable. For purposes of clarity, no payment shall be made with respect to any Company Option so cancelled with a per-share exercise price that equals or exceeds the amount of the per-Share Merger Consideration.

(c)

Termination of Company Equity Award Plans. At the Effective Time, all Company Equity Award Plans will be terminated, and no further Company Equity Awards or other rights with respect to Shares will be granted thereunder.

(d)

Corporate Actions. At or prior to the Effective Time, the Company and the Company Board (or a duly authorized committee thereof) shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.4. Prior to the Effective Time, the Company shall take all actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver to any Person any Shares or other Equity Interests of the Company, the Surviving Corporation or any other Person pursuant to or in settlement of Company Equity Awards or other rights with respect to Shares.

(e)

Payments through Payroll. Any payment to which an employee or former employee of the Company becomes entitled pursuant to Section 2.4(a) or Section 2.4(b) (to the extent any withholding is required in accordance with Section 2.2(f)), shall be made through the Surviving Corporation’s payroll no more than ten (10) Business Days following the Effective Time.

2.5	Treatment of Company Warrants and Amazon Warrant.

(a)

Company Warrants. The parties agree that except as provided in Section 2.5(d), each Company Warrant shall be treated in accordance with Section 13(E) of the applicable Company Warrant Agreement. Prior to the Effective Time, the Company agrees to request that the holder of the Company Warrants exercise each such Company Warrant (other than Out-of-Money Warrants) at or as promptly as practicable following the Effective Time.

(b)

Amazon Warrant. The parties agree that (i) the Amazon Warrant shall be treated in accordance with Section 11(iv) thereof and (ii) the Company shall take all commercially reasonable actions to cause the mandatory exercise of that portion of the Amazon Warrant that is vested or deemed vested pursuant to Sections 3(vii) and 11(iv) thereof in connection with the consummation of the Merger.

(c)

Notices to Warrantholders. The Company shall timely provide, in accordance with the provisions of the Company Warrants and the Amazon Warrant, any notices required to be provided in connection with the Merger prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice before such document is provided, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.

(d)

Out-of-Money Warrants. Notwithstanding any of the foregoing in this Section 2.5, for the avoidance of doubt, effective as of the Effective Time, all Out-of-Money Warrants shall be cancelled and shall not have any right to receive any consideration in respect thereof. At or prior to the Effective Time, the Company and the Company Board (or a duly authorized committee thereof) shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.5(d).

2.6

Certain Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date of this Agreement and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties hereto the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change; provided, that nothing in this Section 2.6 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY GROUP

Except as set forth in (i) the Company SEC Documents that are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) prior to the date of this Agreement (but (A) without giving effect to any amendment thereof filed with the SEC on or after the date of this Agreement and (B) excluding any disclosure contained in such Company SEC Documents under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” or sections of such reports and other disclosures that are similarly predictive, cautionary or forward-looking in nature; provided, however, that for purposes of this clause (i), nothing disclosed in such Company SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.9, Section 3.28, Section 3.29, Section 3.30 and Section 3.32) or (ii) the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with each exception set forth in the Company Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided that a matter disclosed with respect to one representation and warranty shall also be deemed to be disclosed with respect to each other representation and warranty to the extent that the relevance of such disclosure is reasonably apparent on the face of the disclosure contained in the Company Disclosure Schedule), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1	Organization and Qualification; Subsidiaries.

(a)	The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)

The Company has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its Business as it is now being conducted. The Company is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its Business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(c)

The Company has made available to Parent and Merger Sub accurate and complete copies of the Amended and Restated Certificate of Incorporation of the Company (as amended, the “Company Charter”) and Amended and Restated Bylaws of the Company (as amended, the “Company Bylaws”) as in effect on the date of this Agreement. The Company is not in violation of the Company Charter or the Company Bylaws.

(d)

As of the date of this Agreement, Section 3.1(d) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company, including its name, type of entity and jurisdiction of its organization. Each such Subsidiary is a corporation or limited liability company, duly formed or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each such Subsidiary has all requisite corporate (or comparable) power and corporate authority, to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted. Each such Subsidiary is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.1(d) of the Company Disclosure Schedules, no member of the Company Group owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity interest in any other corporation, organization or entity.

3.2	Capitalization.

(a)

As of 2:00 p.m., Pacific time, on November 30, 2023 (the “Capitalization Date”), the authorized capital stock of the Company consists of (i) 118,000,000 shares of Company Common Stock, of which there were 51,633,761 shares issued and outstanding, and (ii) 2,000,000 shares of Company Preferred Stock, of which (A) four (4) shares were designated “Series A Special Preferred Stock, par value $.01 per share,” none of which were issued or outstanding, (B) one (1) share was designated “Series B Special Preferred Stock, par value $.01 per share,” which such share was issued and outstanding, (C) one (1) share was designated “Series C Special Preferred Stock, par value $.01 per share,” which such share was issued and outstanding, (D) one (1) share was designated “Series D Special Preferred Stock, par value $.01 per share,” which such share was issued and outstanding, and (E) no other shares were issued or outstanding. As of the date of this Agreement, there were no shares of Company Common Stock held by the Company in its treasury. All of the outstanding Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. There are no Restricted Shares outstanding.

(b)

As of 2:00 p.m. Pacific time on the Capitalization Date, the Company has no shares of Company Capital Stock reserved for or otherwise subject to issuance, except for (i) 1,915,922 shares of Company Common Stock reserved for issuance pursuant to outstanding Company RSU Awards (assuming target level of achievement with respect to performance periods not ended prior to such date), (ii) 1,666 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Options, (iii) 1,134,685 shares of Company Common Stock reserved for issuance pursuant to the Company Warrants and (iv) 9,442,443 shares of Company Common Stock reserved for issuance pursuant to the Amazon Warrant. Section 3.2(b) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of (x) the aggregate number of shares of Company Common Stock subject to each Company Warrant and the Amazon Warrant, (y) all holders of outstanding Company RSUs (and the cash-denominated awards referred to in Section 2.4(a)(i)), including the number of shares of Company Common Stock subject to each Company RSU Award (or dollar amount in the case of the cash awards) and the date of grant and vesting terms for such award (for each, assuming that any performance-based vesting conditions have been attained at the target achievement levels for any performance periods not ended prior to such date), and (z) all holders of Company Options, including the number of shares of Company Common Stock subject to each Company Option, the per-share exercise price and expiration date of the Company Option, and the date of grant and vesting terms for each award.

(c)

As of the date of this Agreement, except as described in Section 3.2(b), there are no options, warrants, calls, conversion rights, stock appreciation rights, “phantom” equity rights, performance units, interests in or rights to the ownership or earnings of any member of the Company Group or any other equity equivalent or equity-based award or right, redemption rights, repurchase rights or other preemptive or outstanding rights, agreements, arrangements or commitments of any character obligating any member of the Company Group to issue, acquire or sell any Shares or other Equity Interests of any member of the Company Group or any securities obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any member of the Company Group, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)

There are no outstanding contractual obligations to which any member of the Company Group is a party (i) affecting the voting rights of, (ii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iii) requiring the registration for sale of, (iv) granting any preemptive or antidilutive rights with respect to, or (v) restricting the transfer of, any Shares or other Equity Interests in any member of the Company Group.

(e)

The Company or another member of the Company Group owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Subsidiaries of the Company, free and clear of any Liens (other than Permitted Liens), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, in each case, in all material respects.

(f)

(i) No dividends or similar distributions have accrued or been declared but are unpaid on the Company Capital Stock and (ii) the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of the Company Capital Stock.

3.3	Authority.

(a)

The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to obtaining the Company Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes or written consents in lieu thereof are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (together, (i) and (ii), the “Enforceability Exceptions”).

(b)

At a meeting duly called and held prior to the execution and delivery of this Agreement, the Company Board adopted resolutions by which the Company Board unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, in accordance with the requirements of the DGCL, and (iii) subject to the terms and conditions of this Agreement, recommended that the stockholders of the Company vote their Shares in favor of adopting this Agreement, and, as of the date of this Agreement, none of such resolutions has been amended, rescinded or modified.

3.4

No Conflict. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Charter or Company Bylaws; (b) assuming that all consents, approvals, authorizations, confirmations, clearances, and permits described in Section 3.5 have been obtained, all applications, filings, notifications, reports, registrations, and submissions described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Subsidiary of the Company; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company Group pursuant to, any Company Material Contract, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, terminations, other occurrences or Liens which would not reasonably be expected to be material to the Company Group, taken as a whole.

3.5

Required Filings and Consents. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act and other applicable Competition Laws, (c) any application, filing, notice, report, registration, approval, permit, authorization, confirmation, clearance, consent or submission required to be made or obtained under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the U.S. Federal Aviation Administration (the “FAA”), the U.S. Department of Transportation (the “DOT”), the Federal Communications Commission (the “FCC”) and the U.S. Department of Homeland Security (the “DHS”), including the U.S. Transportation Security Administration (the “TSA”) (collectively, such statutes, regulations, rules, orders, notices or policies referred to in this clause (c) are referred to in this Agreement as the “Specified Regulations”), (d) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), (e) compliance with the applicable requirements of the Securities Act, (f) compliance with any applicable foreign or state securities or Blue Sky Laws, (g) filings with the United States Securities and Exchange Commission (the “SEC”) as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (h) such filings as may be required under the rules and regulations of the NYSE and NASDAQ and (i) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not reasonably be expected to be material to the Company Group, taken as a whole.

3.6	Permits; Compliance With Law.

(a)

Each member of the Company Group holds all authorizations, permits, certificates, exemptions, waivers, approvals, orders, consents, franchises, variances, deviations, registrations, licenses and clearances of any Governmental Entity applicable to such member of the Company Group and necessary for it to own, lease and operate its assets and properties and to operate the Business as currently conducted (the “Company Permits”), except where the failure to hold any Company Permits would not reasonably be expected to have a Company Material Adverse Effect. Each member of the Company Group is, and since January 1, 2021 has been, operating in compliance with the terms of such Company Permits, except where the failure to be in compliance with such Company Permits would not reasonably be expected to have a Company Material Adverse Effect.

(b)

Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) no member of the Company Group is in conflict with, in default under or violation of, being investigated for, or being charged by any Governmental Entity with a violation of, any Law, operating certificates, certificates of public convenience, and necessity, air carrier obligations, airworthiness directives, Federal Aviation Regulations, and any other rules, regulations, directives, orders and policies of the FAA, the DOT, the DHS, the FCC, the TSA and any other Governmental Entity or airport authority applicable to any member of the Company Group or by which any property or asset of any member of the Company Group is or was bound, (ii) there is no pending, or to the Knowledge of the Company, threatened investigation or review by any Governmental Entity with respect to any member of the Company Group that challenges or questions the validity of any rights of the holder under the Company Permits or that alleges the existence of any violation of any Company Permit, (iii) since January 1, 2021, each member of the Company Group has timely filed all submissions, reports, registrations, schedules, forms, notices, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file with the FAA, the DOT, the DHS, the FCC, the TSA, any other Governmental Entity or any airport authority, and in each case have paid all fees and assessments due and payable in connection therewith, and (iv) neither the DOT nor the FAA nor any other Governmental Entity or any airport authority has taken any action or, to the Knowledge of the Company, threatened to take any action to amend, modify, suspend, revoke, terminate, cancel, withdraw, or otherwise materially affect any Company Permit. No member of the Company Group has received any written notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement.

(c)

Each member of the Company Group, and each of their respective directors, officers, managing members, employees, and, to the Knowledge of the Company, their respective agents, representatives, or other Persons acting on behalf of any member of the Company Group, are, and have been for the past five (5) years, in compliance with the anti-bribery and anti-corruption Laws of each jurisdiction in which each member of the Company Group operates or has operated, including the

U.S. Foreign Corrupt Practices Act of 1977, as amended (collectively, “Anti-Corruption Laws”). In the past five (5) years, no member of the Company Group, nor any of their respective directors or officers, employees, nor, to the Knowledge of the Company, their respective agents, representatives or other Persons acting on behalf of any member of the Company Group, has paid, given, offered or promised to pay, authorized the payment or transfer, any monies or anything of value, directly or indirectly, to any Government Official or any other Person for the purpose of corruptly influencing any act or decision of such Government Official, any Governmental Entity, or any other Person, to improperly obtain or retain business, to improperly direct business to any Person, or to secure any other improper benefit or advantage. In the past five (5) years, there have been no false or fictitious entries made in the books or records of any member of the Company Group relating to any illegal payment or secret or unrecorded fund and no member of the Company Group has established or maintained a secret or unrecorded fund. Each member of the Company Group has implemented and maintains in effect policies, procedures, and internal controls reasonably designed to promote compliance by each member of the Company Group, and their respective directors, officers, employees, agents, representatives, and other Persons acting on behalf of any member of the Company Group with all applicable Anti-Corruption Laws. To the Knowledge of the Company, no member of the Company Group is, or in the past five (5) years has been, subject to any Proceeding or other inquiry, or made any disclosures to any Governmental Entity related to any applicable Anti-Corruption Laws.

3.7	SEC Filings; Financial Statements.

(a)

Since January 1, 2021, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC promulgated thereunder. All of the audited financial statements and unaudited interim financial statements of the Company included in or incorporated by reference into the Company SEC Documents, including the related notes and schedules (collectively, the “Company Financial Statements”),

(A) have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments), (B) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (C) fairly present in all material respects the financial position and the results of operations, cash flows and changes in stockholders’ equity of the Company as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments). Since January 1, 2021, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(b)

No member of the Company Group is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Company Group in the Company’s published financial statements or other Company SEC Documents.

(c)

Without limiting the generality of Section 3.7(a), (i) Ernst & Young LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since January 1, 2021, neither the Company Group nor, to the Knowledge of the Company, any Company Representative has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company Group or their respective internal accounting controls, including any complaint, allegation, assertion or claim that a member of Company Group has engaged in questionable accounting or auditing practices, and (iii) no enforcement action has been initiated or, to the Knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(d)

As of the date of this Agreement, there are no unresolved comments (as such term is used under Item 1B of Form 10-K) received from the SEC staff relating to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is subject to ongoing SEC review or investigation. The Company has made available, to the extent not available on EDGAR, to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company Group, on the other hand, occurring since January 1, 2021.

(e)

Except as would not be material to the Company Group, taken as a whole, the Company is in compliance with the applicable criteria for continued listing of the Company Common Stock on the Nasdaq Global Select Market, including all applicable corporate governance rules and regulations.

3.8

Internal Controls. The Company has established and maintains (i) a system of internal accounting controls that complies with Section 13(b)(2)(B) of the Exchange Act, (ii) “disclosure controls and procedures” required by Rule 13a-15 or Rule 15d-15 promulgated under the Exchange Act (as such term is defined therein) and such disclosure controls and procedures are designed to be effective for the purpose for which they were established and (iii) “internal control over financial reporting” (as defined in Rule 13a-15 or Rule 15d-15 promulgated under the Exchange Act) and such internal control over financial reporting is designed to be effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company Financial Statements in accordance with GAAP. Since January 1, 2021, the principal executive officer of the Company and the principal financial officer of the Company have each made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder with respect to the Company SEC Documents and the statements contained in such certifications were true and accurate in all material respects as of the date made. As of the date of this Agreement, there are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures that could adversely affect the Company’s ability to record, process, summarize and report financial data. The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial, accounting and compliance officers and those performing similar functions. The Company has disclosed any material violation or waiver of such code of ethics, to the extent required by Section 406(b) of the Sarbanes-Oxley Act. Except as set forth on Section 3.8 of the Company Disclosure Schedule, since January 1, 2021, neither the Company nor any of its Subsidiaries nor, to Knowledge of the Company, any Company Representative has identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company, (ii) any illegal act or fraud, whether or not material, that involves the management or other employees of any member of the Company Group, or any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding the foregoing, (iii) improper, wrongful or fraudulent accounting or auditing practices, procedures, methodologies or methods of the any member of the Company Group or their respective internal accounting controls or (iv) any material inaccuracy in the Company Financial Statements. Since January 1, 2021, no attorney representing any member of the Company Group, whether or not employed by any member of the Company Group, has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of fraud or a material violation of securities laws or other Laws, breach of fiduciary duty or similar violation by any member of the Company Group or any Company Representative.

3.9

State Takeover Laws. No “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law will apply with respect to or as a result of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby. The Company has opted out of Section 203 of the DGCL. There is no stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan in effect to which the Company is a party or is otherwise bound.

3.10

No Undisclosed Liabilities. Except for those liabilities and obligations (a) as reflected in, reserved against or disclosed in the Company Financial Statements prior to the date of this Agreement or (b) incurred in the ordinary course of Business since the date of the most recent consolidated balance sheet of the Company included in the Company Financial Statements, the Company Group has no liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) of a type required to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto) prepared in accordance with GAAP, other than those that would not reasonably be expected to have a Company Material Adverse Effect.

3.11	Absence of Certain Changes or Events.

(a)	Since January 1, 2023, until the date of this Agreement, the Company Group has conducted its Business in all material respects in the ordinary course of Business.

(b)	Since January 1, 2023, until the date of this Agreement, there has not occurred a Company Material Adverse Effect.

(c)

Since January 1, 2023, until the date of this Agreement, the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of, or otherwise require the consent of Parent under, any of the covenants set forth in Sections 5.1(a), 5.1(d), 5.1(e), 5.1(f), 5.1(g), 5.1(h), 5.1(m), 5.1(q), 5.1(r), 5.1(s), 5.1(v), 5.1(y) or, with respect to any of the foregoing, 5.1(aa).

3.12	Employee Benefit Plans.

(a)

Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Benefit Plan as of the date of this Agreement. With respect to each Company Benefit Plan, the Company has made available to Parent complete and accurate copies of (i) each such Company Benefit Plan, including any material amendments thereto, and descriptions of all material terms of any such plan that is not in writing, (ii) each trust, insurance, administrative service, annuity or other funding Contract related thereto, (iii) all summary plan descriptions, including any summary of material modifications, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recently received IRS determination letter or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, (vi) the most recent annual report on Form 5500 (and all schedules thereto) required to be filed with the IRS with respect thereto and (vii) all other material filings and material correspondence with any Governmental Entity (including any correspondence regarding actual or, to the Knowledge of the Company, threatened audits or investigations) with respect to each Company Benefit Plan, in each case, made within three (3) years prior to the date of this Agreement.

(b)

Except as would not reasonably be expected to result in material liability to the Company Group, each Company Benefit Plan (and any related trust or other funding vehicle) has been established, maintained and administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws.

(c)	There are no, and the Company Group does not have any material liability in respect of, Foreign Benefit Plans.

(d)

Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the Knowledge of the Company, no event or circumstance exists that has materially and adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption. No member of the Company Group nor any Company Benefit Plan or, to the Knowledge of the Company, any trustee, administrator or other third-party fiduciary or party-in-interest, with respect to any Company Benefit Plan, has engaged in any breach of fiduciary responsibility or non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code on a member of the Company Group.

(e)

No Company Benefit Plan is, and no member of the Company Group nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or is required to contribute to, or has within the six (6) years ending on the date of this Agreement sponsored, maintained, contributed to, or been required to contribute to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(f)

None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of any transaction contemplated by this Agreement, nor the Company’s compliance with any of the provisions of this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time), will result in any “parachute payment” under Section 280G of the Code.

(g)

No member of the Company Group has any material liability in respect of, or material obligation to provide, post-employment health, medical, disability, life insurance benefits or other welfare benefits for former or current employees, officers, consultants, independent contractors or directors (the “Service Providers”) (or the spouses, dependent or beneficiaries of any Service Providers) of the Company and its Subsidiaries, whether under a Company Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Law.

(h)

None of the execution, delivery or performance of this Agreement by the Company, nor the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (i) entitle any Service Provider to any material compensation or benefit, (ii) accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Company Benefit Plan, (iii) trigger any funding (through a grantor trust or otherwise) of compensation, equity award or other benefits, (iv) otherwise give rise to any material liability under any Company Benefit Plan or (v) limit or restrict the right of the Company or, after the consummation of the transactions contemplated by this Agreement, Parent, to merge, amend or terminate any of the Company Benefit Plans.

(i)	No Company Benefit Plan provides for any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code.

(j)

All Company RSUs and Company Options granted by the Company have been duly and validly approved by the Company Board, or by a duly constituted committee of the Company Board to which the administration of such awards under the applicable Company Equity Award Plan has been delegated, or to an officer who had been validly delegated the authority to make such grants. All such approvals were made at a valid meeting of the Company Board or such committee or pursuant to a valid unanimous written consent of the members of the Company Board or such committee. All grants of Company RSUs and Company Options were granted in compliance, and are in compliance, in all material respects, with the terms of the applicable Company Equity Award Plan under which such Company RSUs and Company Options were granted. The Company has made available to Parent complete and accurate copies of the form of award agreement used to evidence all outstanding awards under the Company Equity Award Plan (whether denominated in cash or equity) and any individual award agreement that materially deviates from such form.

(k)

Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by a member of the Company Group has been documented and operated in material compliance with Section 409A of the Code and the guidance issued thereunder.

(l)

No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Company Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Company Benefit Plan) that would result in material liability to the Company Group. There are no inquiries, audits or other Proceedings pending or, to the Knowledge of the Company, threatened by the IRS or other Governmental Entity with respect to any Company Benefit Plan that would result in material liability to the Company Group.

3.13	Labor and Other Employment Matters.

(a)

Except as would not reasonably be expected to be material to the Company Group, taken as a whole, (i) each member of the Company Group is, and since January 1, 2021, has been, in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours; (ii) there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which is now pending or, to the Knowledge of the Company, threatened in writing against any director, officer or managerial or supervisory employee of the Company Group before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which any member of the Company Group has employed or currently employs any Service Provider; and (iii) there is no charge of wages and hours or other employment law violations, which is now pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group before the United States Department of Labor, or any other Governmental Entity in any jurisdiction in which any member of the Company Group has employed or currently employs any Service Provider. Except as would not reasonably be expected to result in material liability to the Company Group, each Service Provider has been properly classified by the Company Group as exempt or non-exempt and as an employee or non-employee.

(b)

The Company has made available to Parent true and complete copies of all collective bargaining agreements and other labor union Contracts (including all amendments thereto) to which it or any member of the Company Group is a party that are applicable to any employees of any member of the Company Group (the “Company CBAs”) in effect as of the date of this Agreement with respect to their employment with a member of the Company Group. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council, or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated by this Agreement.

(c)	Except as would not reasonably be expected to result in material liability to the Company Group, as of the date of this Agreement:

(i)	no grievances, arbitrations or legal or administrative Proceedings which allege the violation of any Company CBA are pending;

(ii)

there are no labor strikes, slowdowns, work stoppages, picketings, negotiated industrial actions or lockouts pending or, to the Knowledge of the Company, threatened, against any member of the Company Group;

(iii)

to the Knowledge of the Company, no labor union, labor organization or works council has made a pending demand for recognition or certification to any member of the Company Group, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with any labor relations tribunal or authority; and

(iv)

there is no charge alleging violation of labor laws against any member of the Company Group pending before the National Mediation Board or any comparable labor relations authority and there is no pending or, to the Knowledge of the Company, threatened in writing grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any Service Providers in their capacities as such.

3.14	Contracts.

(a)

Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each Contract to which a member of the Company Group is a party to or bound by that falls within any of the following categories:

(i)

any Contract (other than Company CBAs) that contains provisions that (A) require the Company Group to grant “most favored nation” or most favored pricing rights to any Person, (B) limits or restricts in a material respect any member of the Company Group from competing in or engaging in any line of business with any Person or in any geographical area, or (C) grant a right of exclusivity, first refusal or similar rights or any similar term for the benefit of a third party, except (a) in each case of (A), (B), or (C) for any such Contract that may be cancelled without penalty by a member of the Company Group upon notice of 90 days or less or (b) in each case of (A) or (C) for any such Contract that would not be expected to be material to the Company Group, taken as a whole;

(ii)

any joint venture, legal partnership, airline industry code sharing arrangement, capacity purchase or prorate agreement between any member of the Company Group and another airline, regional carrier, frequent flyer or interline Contract, in each case, which involves revenue to the Company Group in excess of $5,000,000 per year;

(iii)	any maintenance Contract for repair and overhaul of aircraft or engines that would be expected to result in the Company Group incurring costs in excess of $10,000,000 per year;

(iv)

any Contract relating to Indebtedness (whether secured or unsecured) for borrowed money or any guarantee by the Company Group of any such Indebtedness of any other Person, in each case in excess of $5,000,000 individually (whether outstanding or that may be incurred by its terms), other than any Company Aircraft Finance Contract;

(v)

any material credit card-related Contract (a “Credit Card Contract”), including material (A) credit card processing or card services agreements, merchant services agreements and on-line payment services agreements, (B) agreements with credit card or debit card issuers or card associations governing co-branded credit or debit cards and (C) agreements governing participation in credit card related awards programs;

(vi)

any other Contract (other than (A) purchase or sale Contracts in the ordinary course of Business (including any catering, food services, and fuel purchase agreements) not involving the purchase or lease of aircraft, aircraft engines or related flight equipment, (B) Contracts that are terminable or cancelable by the Company Group without penalty on 90 days’ notice or less, (C) Contracts for the purchase or lease of aircraft, aircraft engines or related flight equipment identified in Section 3.24(d) or Section 3.24(e) of the Company Disclosure Schedule, or (D) the Contracts for any leased real property, including the Company Leased Property listed in Section 3.22(a) of the Company Disclosure Schedule), which requires or involves payments by the Company Group in excess of $5,000,000 per annum and that is material to the Company Group, taken as a whole;

(vii)	any Contract for any Company Slot;

(viii)

any Contract material to the Company Group, taken as a whole, pursuant to which a license (including via a covenant not to sue) with respect to Intellectual Property Rights that are material to the Business is granted (x) by the Company Group to any Person or (y) by any Person to the Company Group (but excluding, in each case, non-disclosure agreements, agreements with employees and independent contractors, consulting services agreements (other than for the development of Intellectual Property Rights that are material to the Business) and licenses to generally available off-the-shelf software, in each case entered into in the ordinary course of Business);

(ix)

any Contract (excluding Contracts for trades made pursuant to an existing master agreement) relating to any material obligations arising under any equity, interest rate, currency or commodity derivatives or hedging transaction, other than any Company Aircraft Finance Contract;

(x)

any Contract that creates a material Lien (other than any Permitted Lien) on any material asset of the Company or any of its Subsidiaries, taken as a whole, other than any Company Aircraft Finance Contract;

(xi)

any Contract (excluding Contracts for trades made pursuant to an existing master agreement) with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (not including, for the avoidance of doubt, the Company Equity Award Plan, any Company Equity Award, or any plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants); and

(xii)	any Contract for Company Leased Real Property listed in Section 3.22(a) of the Company Disclosure Schedule;

(xiii)	any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that is required to be filed by the Company Group pursuant to Item 601(b)(10) of Regulation S-K.

Each Contract, including all amendments, modifications and supplements thereto, of the type described in this Section 3.14(a), together with each Company Aircraft Purchase Contract and each Company Aircraft Finance Contract, is referred to herein as a “Company Material Contract.” Accurate and complete copies of each Company Material Contract have been made available by the Company Group to Parent, in each case prior to the date of this Agreement.

(b)

Except for any Company Material Contract that has expired or been terminated in accordance with its terms and except as would not reasonably be expected to be material to the Company Group, taken as a whole, each Company Material Contract is a valid and binding obligation of the applicable member of the Company Group and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, and is in full force and effect, subject to the Enforceability Exceptions. Except for breaches, violations or defaults which are not reasonably expected to be material to the Company Group, taken as a whole, the Company Group has performed all obligations required to be performed by it under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract. Except as would not reasonably be expected to be material to the Company Group, taken as a whole, since January 1, 2021, the Company Group has not received written notice of any violation or default (nor, to the Knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice or both would cause such a material violation of or material default under) any Company Material Contract.

3.15	Litigation.

(a)

As of the date of this Agreement, there is no civil, criminal or administrative suit, claim, action, hearing, arbitration, investigation or other proceeding (a “Proceeding”) pending or, to the Knowledge of the Company, threatened against any member the Company Group, any property or assets of the Company Group, or any of their respective officers, directors or employees in such individual’s capacity as such, that (i) involves an amount in controversy in excess of $3,000,000 or (ii) seeks injunctive or other non-monetary relief that, if granted, would reasonably be expected to be material to the Company Group, taken as a whole.

(b)

As of the date of this Agreement, no member of the Company Group is subject to any outstanding order, writ, injunction, judgment, award, civil penalty, decree, ruling, determination, stipulation, subpoena, or verdict entered, issued, made or rendered by any arbitrator or any Governmental Entity (each, an “Order”) that would reasonably be expected to be material to the Company Group, taken as a whole.

(c)

There has not been since January 1, 2021, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof), any compliance officer of the Company or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, illegal activity or other fraudulent issues.

3.16	Environmental Matters.

(a)	Except as would not reasonably be expected to be material to the Company Group, taken as a whole:

(i)

each member of the Company Group is, and since January 1, 2021, has been, in compliance with all applicable Environmental Laws, and the Company Group has obtained, has made timely and complete application for any required renewal of, and is, and since January 1, 2021 has been, in compliance with, all Environmental Permits necessary for the conduct and operation of the Business;

(ii)

there are not now, and since January 1, 2021, there have not been, any Hazardous Substances Released or otherwise existing on, under, about, or emanating from or to, any property currently, or to the Knowledge of the Company, formerly, owned, leased or operated by the Company Group, except as would not result in liability under, any applicable Environmental Laws, including any obligation to conduct site investigation or remediation; and

(iii)

since January 1, 2021, or prior to that date if the matter remains unresolved, no member of the Company Group has received any notice of alleged liability for, or any Proceeding, Order or inquiry regarding, any Release or threatened Release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law.

(b)

The Company has made available to Parent prior to the date of this Agreement copies of any material environmental reports, studies, assessments, and other material environmental information, in its possession or reasonable control relating to the Company Group and its current or former properties, assets or operations.

3.17	Intellectual Property; IT Assets.

(a)

Except as would not reasonably be expected to be material to the Company Group, taken as a whole, (i) none of the Intellectual Property Rights owned or purported to be owned by the Company Group (the “Company Owned Intellectual Property”) has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, (ii) the Company Group exclusively owns the Company Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), and (iii) the Company Group has valid and enforceable rights to use all Intellectual Property Rights owned by a third party that are licensed to, or allowed by such third party for use by, the Company Group, in each case pursuant to the Contract with such third party (collectively referred to herein as the “Company Licensed Intellectual Property”).

(b)	Except as would not reasonably be expected to be material to the Company Group, taken as a whole:

(i)

no Proceedings are pending or, to the Knowledge of the Company, threatened, against any member of the Company Group that challenge the Company Group’s ownership of material Company Owned Intellectual Property or rights under any material Company Licensed Intellectual Property;

(ii)	since January 1, 2021, no member of the Company Group has received any written notice alleging the invalidity or unenforceability of any material Company Owned Intellectual Property; and

(iii)	since January 1, 2021, no Person has notified the Company Group that it is claiming any ownership of any Company Owned Intellectual Property.

(c)

Except as would not reasonably be expected to be material to the Company Group, taken as a whole, the conduct of the Business as currently conducted by the Company Group does not infringe, misappropriate or otherwise violate, and as conducted since January 1, 2021, has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any third party, and there are no Proceedings pending or, to the Knowledge of the Company, threatened against any member of the Company Group alleging any of the foregoing.

(d)

(i) Except as would not reasonably be expected to be material to the Company Group, taken as a whole, each member of the Company Group has taken reasonable steps to protect its rights in all Trademarks and to protect and preserve the confidentiality of all Trade Secrets and other confidential information, in each case, included in the Company Owned Intellectual Property and (ii) to the Knowledge of the Company, since January 1, 2021, no Person has infringed, misappropriated or otherwise violated any Company Owned Intellectual Property other than infringement that would not reasonably be expected to be material to the Company Group, taken as a whole.

(e)

Section 3.17(e) of the Company Disclosure Schedule is a list of all material Company Registered IP owned by the Company Group as of the date of this Agreement. Except as would not reasonably be expected to be material to the Company Group, taken as a whole, the Company Registered IP is valid, subsisting and (excluding pending applications) enforceable and there are no Proceedings pending or, to the Knowledge of the Company, threatened challenging any of the foregoing. Section 3.17(e) of the Company Disclosure Schedule also sets out a list of all material unregistered Trademarks used, owned, or purported to be owned by a member of the Company Group.

(f)

To the Knowledge of the Company, no Company IT Assets contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “malware,” “vulnerability,” “spyware” or “adware” (as such terms are commonly understood in the industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions that would reasonably be expected to be material to the Company Group, taken as a whole: (i) disrupting, disabling, harming, or otherwise impeding in any material manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) materially compromising the security, confidentiality, integrity or availability of any data or damaging or destroying any data or file without consent (collectively, “Malicious Code”). Each member of the Company Group has taken commercially reasonable steps (and that meet or exceed industry standard) to prevent the introduction of Malicious Code into Company IT Assets that would reasonably be expected to be material to the Company Group, taken as a whole, including steps to monitor, detect, prevent, mitigate, and remediate Malicious Code.

(g)

The Company Group has in effect commercially reasonable disaster recovery measures for its Business. Except as would not reasonably be expected to be material to the Company Group, taken as a whole, (i) the Company IT Assets operate and perform in a manner that permits the Company Group to conduct the Business in the ordinary course, and (ii) to the Knowledge of the Company, there have been no unauthorized intrusions, compromises, data leakage incidents, disclosures of data or breaches of security (together, “security events”) with respect to the Company IT Assets. Each member of the Company Group has taken commercially reasonable steps (that meet or exceed industry standard) to monitor, detect, prevent, mitigate, and remediate security events.

3.18	Data Privacy and Security.

(a)

Since January 1, 2021, each member of the Company Group complies and at all times has complied with (i) the written privacy policies and external representations of the Company regarding the Processing of Personal Information, (ii) written contractual obligations governing the treatment and Processing of Personal Information by the Company Group, (iii) applicable industry standards legally binding on the Company Group (including, as applicable, the Payment Card Industry Data Security Standard), (iv) registration requirements with any applicable Governmental Entity for the Processing of Personal Information by the Company Group and (v) all Privacy Laws (collectively, the “Company Data Privacy Requirements”), in each case with respect to clauses (i) through (v), except where noncompliance would not reasonably be expected to be material to the Company Group, taken as a whole. Except as would not reasonably be expected to be material to the Company Group, taken as a whole: (i) each member of the Company Group has at all times presented a privacy policy or other privacy-related notices (such as notice of financial incentives) to individuals and obtained prior express consent prior to the collection of any Personal Information, in each case, to the extent required of the Company Group by Company Data Privacy Requirements, and (ii) such privacy policies, notices, and consents are: (a) sufficient under applicable Company Data Privacy Requirements to permit the Processing of Personal Information by each member of the Company Group as currently Processed by or for each member of the Company Group and (b) have at all times been materially accurate, consistent and complete, and not materially misleading or deceptive (including by any material omission).

(b)

The execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement do not and will not: (i) conflict with or result in a violation or breach of any Company Data Privacy Requirements or (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information, in each case except for any such conflicts, violations, consents, prohibitions, or other occurrences which would not reasonably be expected to be material to the Company Group, taken as a whole.

(c)

Since January 1, 2021, there has been no accidental, unlawful, or unauthorized Processing of Personal Information in the possession or control of the Company Group (“Company PII Security Incident”), except as would not reasonably be expected to be material to the Company Group, taken as a whole. Each member of the Company Group has taken commercially reasonable steps and implemented and maintained commercially reasonable measures designed to (i) monitor, detect, prevent, mitigate, and remediate Company PII Security Incidents, (ii) identify and address internal and external material risks to the privacy and security of Personal Information in its possession or control, and (iii) protect such Personal Information and the software, systems, applications, and websites owned and operated by the Company Group that are involved in the Processing of Personal Information. Except as would not reasonably be expected to be material to the Company Group, taken as a whole: (i) the Company requires all third parties that Process Personal Information on its behalf to enter into written contracts to provide security and privacy protections for Personal Information consistent with Privacy Laws, and (ii) to the Knowledge of Company, such third parties are not in breach of such Contracts with respect to such Personal Information.

(d)

Since January 1, 2021, no member of the Company Group: (i) has been the subject of any inquiry, investigation, or enforcement action by any Governmental Entity with respect to such member’s compliance with any Privacy Law or its Processing of Personal Information, (ii) is the subject of any Proceeding alleging or investigating a Company PII Security Incident, or violation of any Company Data Privacy Requirement or relating to the Company’s Processing of Personal Information, or (iii) received a written claim by or before any Governmental Entity alleging a violation of Company Data Privacy Requirement or relating to the Company’s Processing of Personal Information, in each case with respect to clauses (i) through (iii), except as would not reasonably be expected to be material to the Company Group, taken as a whole.

3.19	Tax Matters.

(a)

Since January 1, 2019, each member of the Company Group has timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to have been filed by or with respect to the Company Group, and all such Tax Returns are true, complete and accurate in all material respects. No written claim has been made in the past six (6) years in writing by a Governmental Entity in a jurisdiction where a member of the Company Group does not file Tax Returns that such member of the Company Group is or may be subject to Taxes in such jurisdiction.

(b)

All material Taxes of the Company Group due and payable (whether or not shown on any Tax Return) have been timely paid. The Company Group has made adequate provision for all Taxes of the Company Group not yet due and payable on the Company Financial Statements as of the date of the Company Financial Statements. Since the date of the Company Financial Statements, any Taxes of the Company Group have been accrued on the books and records of the Company in accordance with GAAP.

(c)

The Company has delivered or otherwise made available to the Parent (i) complete and correct copies of all income or other material Tax Returns of the Company Group relating to Taxes for the preceding five (5) taxable periods, and (ii) complete and correct copies of all private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements and pending ruling requests relating to Taxes submitted by, received by, or agreed to by or on behalf of the Company Group for all taxable periods for which the statute of limitations has not yet expired.

(d)

No deficiencies for any material amount of Taxes have been proposed or assessed in writing against any member of the Company Group by any Governmental Entity, except for deficiencies being contested in good faith by appropriate proceedings (which proceedings are listed on Section 3.18(d) of the Company Disclosure Schedule). No member of the Company Group (i) is the subject of any currently pending or ongoing Tax audit or other administrative or judicial Proceeding with respect to Taxes or (ii) has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

(e)

No member of the Company Group is a party to, or has any obligation or liability under, any agreement or arrangement for the sharing, reimbursement, indemnification or allocation of any Taxes, including any tax receivable agreement or similar agreement (other than customary provisions for Taxes contained in credit, lease or other commercial agreements entered into in the ordinary course of Business the primary purposes of which do not relate to Taxes).

(f)

No member of the Company Group is, or has been, a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return. No member of the Company Group has any liability for the Taxes of any Person (other than Taxes of the Company Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by Contract or otherwise (other than customary provisions for Taxes contained in credit, lease or other commercial agreements entered into in the ordinary course of Business the primary purposes of which do not relate to Taxes).

(g)

No member of the Company Group will be required to include any material item of income (or exclude any material item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in (or improper use of) a method of accounting, (ii) closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law, (iii) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, except for the portions with timing differences between book and tax income as reflected in the deferred tax assets and liabilities accounts, (iv) intercompany transaction or excess loss account described in Treasury Regulation Section 1502 (or any corresponding or similar provision of state, local or foreign Law), or (v) installment sale or open transaction disposition made on or prior to the Closing Date.

(h)

Each member of the Company Group has withheld and, to the extent required by Law, paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(i)

Each member of the Company Group has collected all material sales, value-added and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity (or has been furnished properly completed exemption certificates with respect to any such Taxes and has complied in all material respects with applicable sales and use Tax statutes and regulations requiring the maintenance of records and supporting documents).

(j)

No member of the Company Group has had a permanent establishment (within the meaning of an applicable Tax treaty), or has otherwise become subject to income, franchise or similar Tax, in a country other than such entity’s jurisdiction of incorporation, organization or formation.

(k)

No member of the Company Group nor any predecessor of any member of the Company Group has been a “distributing corporation” or a “controlled corporation” (within the meaning of section 355 of the Code) in a transaction intended to qualify under section 355 of the Code within the past two (2) years.

(l)	No member of the Company Group has entered into any “listed transaction” or any “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b).

(m)

No member of the Company Group has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)	There are no Liens with respect to any material Taxes on any of the assets of the Company Group other than Liens for Taxes not yet due and payable.

(o)

No member of the Company Group has (i) deferred any Taxes (including payroll Taxes) pursuant to the CARES Act or any other corresponding or similar provision of applicable Tax Law enacted in connection with COVID-19 that have not been paid in full or (ii) claimed any tax credit under the CARES Act (including employee retention credits under the CARES Act) or otherwise taken any action to elect or avail itself to any provision of the CARES Act related to Taxes.

3.20

Insurance. The Company Group maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Company Group and which comply in all material respects with the requirements of Law and Contracts to which the Company Group is a party (including any lease for personal or real property). The Company has made available to Parent an accurate and complete list of all material insurance policies and all material self-insurance programs and arrangements relating to the Business, assets and operations of the Company Group (the “Company Insurance Policies”). Except as would not reasonably be expected to be material to the Company Group, taken as a whole, each of the Company Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid and the Company Group is in compliance with the terms and conditions of such Company Insurance Policies. Since January 1, 2021, the Company Group has not received any written notice regarding any invalidation or cancellation of any material Company Insurance Policy.

3.21

Properties and Assets. Except as would not reasonably be expected to be material to the Company Group, taken as a whole, (a) the Company Group has valid and subsisting ownership interests in all of the tangible personal property reflected in the latest balance sheet included in the Company SEC Documents prior to the date of this Agreement as being owned by the Company Group or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of Business), free and clear of all Liens, other than Permitted Liens and (b) the tangible personal property owned by the Company Group is in satisfactory operating condition and repair for its continued use as it has been used in all material respects, subject to reasonable wear and tear. To the Company’s Knowledge, no member of the Company Group has any material liability in respect of escheat and unclaimed property.

3.22	Real Property.

(a)

Section 3.22(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) an accurate and complete list of all real property leased, subleased, licensed or sublicensed by the Company Group that require payments of fixed rent by the Company Group in excess of $5,000,000 per annum (collectively, the “Company Leased Real Property”), (ii) the address for each Company Leased Real Property and (iii) the name of the third party lessor(s) (or lessee(s), licensor(s), or licensee(s), as applicable) thereof, the date of the lease contract relating thereto and all amendments thereof. The Company Group has a valid and subsisting leasehold or license, as applicable, interest in all Company Leased Real Property leased by it, in each case free and clear of all Liens, other than Permitted Liens.

(b)	As of the date of this Agreement, no member of the Company Group owns any real property or is a party to any Contract or otherwise has any obligation to acquire any real property.

(c)

Since January 1, 2021, the Company Group has not received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and, to the Knowledge of the Company, there are no such Proceedings threatened, affecting any portion of the Company Leased Real Property.

3.23

Related Party Transactions. As of the date of this Agreement, no member of the Company Group is a participant in a “transaction” with any “related person” that would be required to be disclosed by the Company under Item 404 of Regulation S-K (a “Company Related Party Transaction”). For purposes of this Section 3.23, the terms “related person” and “transaction” have the meanings given to such terms in Item 404 of Regulation S-K.

3.24	Aircraft.

(a)

Section 3.24(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of (i) all aircraft operated under the operating certificate of any member of the Company Group and (ii) all aircraft owned or leased by any member of the Company Group, (collectively, the “Company Aircraft”), including, for each Company Aircraft, manufacturer’s model name, manufacturer’s serial number, FAA or applicable non-U.S. aviation authority registration number, whether it is owned or leased and, if the Company Aircraft is the subject of a security agreement or other financing arrangement, the identity of the financing party.

(b)

As of the date of this Agreement, all Company Aircraft are properly registered on the FAA aircraft registry and any applicable non-U.S. aviation authority, in airworthy condition (except for any Company Aircraft undergoing maintenance or in storage), and have validly issued and current FAA or applicable non-U.S. aviation authority certificates of airworthiness that are in full force and effect (except for the period of time any Company Aircraft may be out of service and such certificate is suspended in connection therewith).

(c)

As of the date of this Agreement, all Company Aircraft are being maintained in all material respects according to applicable Laws, applicable FAA regulatory standards and FAA-approved maintenance programs of the Company Group. The Company Group has implemented maintenance schedules with respect to Company Aircraft and engines that, if complied with, result in the satisfaction of all requirements under all applicable airworthiness directives of the FAA and Federal Aviation Regulations required to be complied with and which are in accordance with the FAA-approved maintenance program of the Company Group, and the Company Group, as of the date of this Agreement, is in compliance with such maintenance schedules in all material respects (except for any Company Aircraft undergoing maintenance or in storage), and the Company Group, as of the date of this Agreement, has no reason to believe that the Company Group will not satisfy in any material respect any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules (except for any Company Aircraft undergoing maintenance or in storage). As of the date of this Agreement, each Company Aircraft’s structure, systems and components are functioning in all material respects in accordance with their intended use, except for Company Aircraft that are undergoing maintenance and temporarily deferred maintenance items that are permitted by the Company Group’s maintenance programs. All deferred maintenance items and temporary repairs with respect to each such Company Aircraft, as of the date of this Agreement, have been or will be made in all material respects in accordance with the Company Group’s maintenance programs.

(d)

Section 3.24(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all Contracts (other than Contracts that may be terminated or cancelled by any member of the Company Group without incurring any material penalty) pursuant to which any member of the Company Group has a binding obligation following the date of this Agreement to purchase or lease aircraft, engines or related flight equipment where the reasonably expected expenditures under any such Contract exceed $5,000,000 per annum (together with all amendments, modifications and supplements thereto, each, a “Company Aircraft Purchase Contract”).

(e)

Section 3.24(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all Contracts pursuant to which any member of the Company Group has financed, or has commitments to finance, Company Aircraft (including leases, mortgages and deferred or conditional sales agreements) involving amounts in excess of $5,000,000 (together with all amendments, modifications and supplements thereto, each, a “Company Aircraft Finance Contract”).

(f)

With respect to each Company Aircraft presently owned by any member of the Company Group (“Owned Aircraft”), such member of the Company Group holds good and marketable title to the Owned Aircraft free and clear of any Liens except for any Permitted Liens and any Liens under an applicable Company Aircraft Finance Contract.

(g)	As of the date of this Agreement, the Company has made available to Parent copies of all Company Aircraft Purchase Contracts and Company Aircraft Finance Contracts.

(h)

As of the date of this Agreement, no member of the Company Group is a party to any interchange or pooling agreements with respect to the Company Aircraft, other than pooling agreements in the ordinary course of Business.

3.25	Company Slots and Operating Authorizations.

(a)

Section 3.25(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all takeoff and landing slots, runway timings, slot exemptions, and operating authorizations from the FAA, DOT or any other Governmental Entity or civil aviation authority, airport authority or slot coordinator and other designated takeoff and landing rights used or held by any member of the Company Group (the “Company Slots”) at any U.S. or non-U.S. airport and such list indicates (i) any Company Slots that have been permanently allocated to the Company Group from another air carrier and (ii) any Contracts concerning specific Company Slots.

(b)

Since January 1, 2021, the Company Group has complied, and is in compliance, in all material respects with all regulations and any other Laws (including any waivers or exemptions therefrom) promulgated in the United States or in any country in which the Company Group operates by either a Governmental Entity, civil aviation authority, airport authority or slot coordinator with respect to the Company Slots. Since January 1, 2021, the Company has not (a) received any written notice of any proposed withdrawal of any Company Slot by the FAA, DOT, any other Governmental Entity or civil aviation authority, airport authority or slot coordinator, or (b) agreed to any future slide, trade, purchase, sale, exchange, lease, or transfer of any of the Company Slots. Since January 1, 2021, the Company Slots have not been designated for the provision of essential air service under the regulations of the FAA or DOT, were not acquired pursuant to 14 C.F.R. § 93.219, and have not been designated for international operations, as more fully detailed in 14 C.F.R. § 93.217. Since January 1, 2021, to the extent covered by 14 C.F.R. § 93.227 or any Order, notice, or requirement of the FAA, any other Governmental

Entity or civil aviation authority, airport authority or any slot coordinator, the Company Group has used the Company Slots (or the Company Slots have been used by other operators) either at least 80% of the maximum amount that each Company Slot could have been used during each full reporting period (as described in 14 C.F.R. § 93.227(i) or any such Order, notice, or requirement) or such greater or lesser amount of minimum usage as may have been required to protect such Company Slots from termination or withdrawal under regulations or waivers established by the FAA, DOT any other Governmental Entity or civil aviation authority, airport authority or slot coordinator. Since January 1, 2021, all material reports required by the FAA, DOT any other Governmental Entity or civil aviation authority, airport authority or slot coordinator relating to any of the Company Slots have been filed in a timely and complete manner.

3.26

Company Airports. As of the date of this Agreement, no airport authority at any airport at which the Company Group operates (each such airport, a “Company Airport”) has taken any action, nor, to the Knowledge of the Company, is any such action threatened, that would reasonably be expected to materially interfere with the ability of any member of the Company Group to conduct its respective operations at any Company Airport in substantially the manner as currently conducted.

3.27

U.S. Citizen; Air Carrier. As of the date of this Agreement, the Company is a “citizen of the United States” as defined in 49 U.S.C. § 40102(a)(15) of the Federal Aviation Act and as interpreted by DOT, and Hawaiian Airlines, Inc. is fully authorized and qualified to operate as an “air carrier” within the meaning of such Act operating under certificates and exemptions issued pursuant to such Act (49 U.S.C. §§ 40102(a)(2), 40109, and 41101-41112).

3.28

Opinion of Financial Advisor. The Company Board has received the opinion (the “Barclays Fairness Opinion”) of Barclays Bank PLC (“Barclays”), to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date of this Agreement, the Merger Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view, and the Barclays Fairness Opinion has not been withdrawn, revoked or modified as of the date of this Agreement. Promptly following the date of this Agreement, the Company will make available to Parent, solely for informational purposes, a written copy of the Barclays Fairness Opinion.

3.29

Required Vote. The affirmative vote of the holders of Shares representing a majority of the outstanding Shares of the Company Capital Stock entitled to vote thereon (with the shares of Company Preferred Stock being treated as having one vote for each such share, voting together with the holders of Company Common Stock as a single class) is the only vote required of the holders of any class of capital stock of the Company to adopt this Agreement (the “Company Stockholder Approval”).

3.30

Brokers. Except for the Company’s obligations to Barclays, no member of the Company Group nor any stockholder, director, officer, employee or affiliate of any member of the Company Group, has incurred or will incur on behalf of the Company Group, any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger. On or prior to the date of this Agreement, the Company has made available to Parent a copy of the engagement letter as in effect as of the date of this Agreement, between the Company and Barclays.

3.31

Trade Control Compliance. Each member of the Company Group is, and has been at all times in the past five (5) years, in compliance with all applicable trade control compliance Laws, including but not limited to: (a) U.S. Laws governing the exportation of goods, technology, software, and services, including the Export Administration Regulations (15 C.F.R. § 730 et seq.), and the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.); (b) U.S. Laws governing the importation of goods, including Laws administered by U.S. Customs and Border Protection; (c) U.S. Laws governing economic sanctions, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) codified at 31 C.F.R. Part 500 et. seq., and the U.S. Department of State (collectively, “Sanctions”); and (d) U.S. Laws governing international boycotts administered by the U.S. Department of Commerce and the Internal Revenue Service (collectively, “Trade Compliance Laws”), except, in each case, as would not reasonably be expected to be material to the Company Group, taken as a whole. In the past five (5) years, no member of the Company Group nor any of their respective directors, managers, managing members, officers, employees, or to the Knowledge of the Company, its agents, representatives, or other Persons acting on behalf of any member of the Company Group, has been the target of any Sanctions. In the past five (5) years, no member of the Company Group has engaged in any unlawful dealings or transactions, directly or indirectly: (i) with any Person that at the time of the dealing or transaction was the subject of Sanctions; or (ii) in any jurisdiction that is, or in the last five (5) years was, the subject of comprehensive Sanctions at the time of the dealing or transaction, including Cuba, Iran, North Korea, Syria, and the Russian-occupied Crimea, Donetsk, or Luhansk regions of Ukraine. To the Knowledge of the Company, no member of the Company Group is, or in the past five (5) years has been, subject to any Proceeding or other inquiry, or made any disclosures to any Governmental Entity relating to any applicable Trade Compliance Laws. Each member of the Company Group has implemented and maintains in effect policies, procedures, and internal controls reasonably designed to promote compliance by each member of the Company Group, and their respective directors, officers, employees, agents, representatives, and other Persons acting on their behalf, with all applicable Trade Compliance Laws.

3.32

Proxy Statement. The proxy statement to be filed with the SEC relating to the Company Stockholder Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) will not, at the date first mailed to the Company’s stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein. The Proxy Statement, in definitive form, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and any other applicable federal securities Laws.

3.33

No Other Representations or Warranties. Except for the representations and warranties contained in Article 4, the Company acknowledges that neither Parent nor Merger Sub nor any Representative of Parent or Merger Sub makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Parent or Merger Sub or with respect to any other information provided or made available to the Company by or on behalf of Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to the Company or its Representatives in data rooms, management presentations or similar information deliverables in expectation of the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (with each exception set forth in the Parent Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided, however, that a matter disclosed with respect to one representation and warranty shall also be deemed to be disclosed with respect to each other representation and warranty to the extent that the relevance of such disclosure is reasonably apparent on the face of the disclosure contained in the Parent Disclosure Schedule without reference to any extrinsic document), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1	Organization and Qualification.

(a)	Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)

Parent has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Parent is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

4.2	Authority.

(a)

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes or written consents in lieu thereof are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the filing of the Certificate of Merger as required by the DGCL and the adoption of this Agreement and the Merger by Parent as the sole stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b)

Prior to the execution and delivery of this Agreement, the Board of Directors of Merger Sub adopted resolutions by which the Board of Directors of Merger Sub (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby in accordance with the requirements of the DGCL, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, and, as of the date of this Agreement, none of the aforesaid resolutions has been amended, rescinded or modified.

4.3

No Conflict. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or by-laws or similar organizational and governing documents of Parent or Merger Sub; (b) assuming that all consents, approvals, authorizations, confirmations, clearances, and permits described in Section 4.4 have been obtained and all applications, filings, notifications, reports, registrations, and submissions described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other Subsidiary of Parent; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of any member of the Parent Group pursuant to, any Contracts to which any member of the Parent Group is a party, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which would not reasonably be expected to have a Parent Material Adverse Effect.

4.4

Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization, confirmation, clearance or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act and other applicable Competition Laws, (c) compliance with the applicable requirements of the Exchange Act, (d) any application, filing, notice, report, registration, approval, permit, authorization, confirmation, clearance, consent or submission required to be made or obtained under the Specified Regulations, (e) compliance with the applicable requirements of the Securities Act, (f) compliance with any applicable foreign or state securities or Blue Sky Laws, (g) filings with the SEC as may be required by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, (h) such filings as may be required under the rules and regulations of the NYSE and NASDAQ and (i) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity would not reasonably be expected to have a Parent Material Adverse Effect.

4.5	Litigation.

(a)

As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that would reasonably be expected to have a Parent Material Adverse Effect.

(b)	As of the date of this Agreement, no member of the Parent Group is subject to any outstanding Order that would reasonably be expected to have a Parent Material Adverse Effect.

4.6

Financial Capability. The Parent Group collectively will have, as of the Closing Date, sufficient cash and cash equivalents, available lines of credit or other sources of immediately available funds to consummate the Merger and the other transactions contemplated by this Agreement that require payment on the Closing Date.

4.7

Solvency. Parent is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming the representations and warranties of the Company set forth in Article 3 are true and correct, after giving effect to the Merger and the other transactions contemplated by this Agreement to occur on the Closing Date, payment of all related fees and expenses and consummation of such transactions, each of Parent and the Surviving Corporation will be Solvent as of immediately after the consummation of the Merger and the other transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the sum of the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

4.8	Ownership of Merger Sub; No Prior Activities.

(a)	Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b)

Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, any material obligations or liabilities or engaged in any material business activities of any type or kind whatsoever or entered into any material agreements or arrangements with any Person.

4.9

Brokers. Neither Parent, Merger Sub nor any of their respective stockholders, directors, officers, employees or affiliates, has incurred or will incur on behalf of any member of the Parent Group, any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger, in each case for which any member of the Company Group would have any obligations or liabilities prior to the Effective Time.

4.10

Information Supplied. The information supplied in writing by the Parent Group for inclusion in the Proxy Statement will not, as of the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.11

No Other Representations or Warranties. Except for the representations and warranties contained in Article 3, Parent and Merger Sub acknowledge that neither the Company nor any Representative of the Company makes, and Parent and Merger Sub acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of the Company or with respect to any other information provided or made available to Parent or Merger Sub by or on behalf of the Company in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in data rooms, management presentations or similar information deliverables in expectation of the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS

5.1

Conduct of Business by the Company Pending the Closing. The Company covenants that, between the date of this Agreement and the Effective Time, except (x) as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, (y) for any actions taken in good faith to respond to any COVID-19 Measures (it being understood that prior to taking any material actions in response to COVID-19 Measures, the Company will use its reasonable best efforts to provide reasonable advance notice to, and consult, with Parent (if reasonably practicable and legally permissible)), or (z) as required by applicable Law (provided, that if the Company is required by applicable Law to take an action in conflict with this Section 5.1, it will, to the extent permitted by Law, provide Parent with written notice in advance of taking such action), unless Parent provides prior written consent (which consent will not be unreasonably withheld, delayed or conditioned), the Company will use reasonable best efforts to, and will use reasonable best efforts to cause each other member of the Company Group to, (i) conduct its operations in the ordinary course of Business (ii) preserve substantially intact its Business organization, (iii) keep available the services of its executive officers and key employees, (iv) maintain in effect all Company Permits, and (v) maintain satisfactory relationships of the Company Group with any persons with which the Company Group has material business relations and with Governmental Entities that have jurisdiction over its Business and operations. Except (x) as set forth in Section 5.1 of the Company Disclosure Schedule, (y) for any actions taken in good faith to respond to any COVID-19 Measures (it being understood that prior to taking any material actions in response to COVID-19 Measures, the Company will use its reasonable best efforts to provide reasonable advance notice to, and consult, with Parent (if reasonably practicable and legally permissible)), or (z) as expressly contemplated by any other provision of this Agreement or as required by applicable Law (provided, that if the Company or any other member of the Company Group is required by applicable Law to take an action in conflict with this Section 5.1, it will, to the extent permitted by Law, provide Parent with written notice in advance of taking such action), the Company will not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, or permit any other member of the Company Group to do, any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned) (it being agreed that no action by the Company or any of its Subsidiaries that is permitted by an exception in any provision of Sections 5.1(a) through 5.1(aa) (and not otherwise restricted by any other provision of Sections 5.1(a) through 5.1(aa)) will be deemed a breach of clauses (i) through (v) of the first sentence of this Section 5.1):

(a)

amend or otherwise change (whether by merger, consolidation, conversion or otherwise) (i) the Company Charter or Company Bylaws, (ii) the comparable organizational documents of any other member of the Company Group, or (iii) the Treasury Documents; or amend or otherwise change in any manner that is materially adverse to the Company, the Amazon Documents;

(b)

issue, sell, pledge, convey, dispose of (by merger, consolidation, division, operation of law or otherwise), grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, any member of the Company Group of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), of such member of the Company Group, other than (i) the issuance of Shares upon the vesting of Company RSU Awards or the exercise of Company Options that are outstanding as of the date of this Agreement as set forth in Section 3.2(b) in accordance with their terms, (ii) the issuance of Shares upon the exercise of the Company Warrants or the Amazon Warrant, or (iii) Permitted Liens;

(c)

sell, pledge, convey, abandon, dispose of (by merger, consolidation, division, operation of law or otherwise), transfer, lease, license or subject to a Lien (other than a Permitted Lien) any material Trademarks or material property or assets of any member of the Company Group (other than non-exclusive grants of licenses in Intellectual Property Rights in the ordinary course of Business), except (i) pursuant to or as required by, any of the Contracts in effect as of the date of this Agreement or (ii) any sale, pledge, conveyance, consolidation, division, disposal by operation of law or otherwise, transfer, lease, license, or Lien solely between or among the Company Group;

(d)

declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting or registration of the Company Capital Stock, except any dividend or distribution declared, set aside, made, or paid by any member of the Company Group to any other member of the Company Group;

(e)

reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire (by merger, consolidation, operation of law, acquisition of stock, other equity interests or assets, formation of a joint venture or otherwise), directly or indirectly, any of its capital stock or other Equity Interests, or authorize or propose the issuance of capital stock or any other Equity Interests in respect of, in lieu of or in substitution for shares of its capital stock or other Equity Interests, except for the vesting or settlement of any Company RSU Award or the exercise of any Company Option set forth in Section 3.2(b) or to fund any Tax withholding obligations of a member of the Company Group in connection with the vesting or settlement of any Company RSU Award or the exercise of a Company Option in accordance with the terms of such award or by any member of the Company Group to any other member of the Company Group;

(f)

merge or consolidate any member of the Company Group with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization, conversion or similar reorganization of any member of the Company Group;

(g)

other than with respect to the acquisition of aircraft and associated equipment (including engines), which shall be governed by Section 5.1(w), acquire (including by merger, consolidation, operation of law, or acquisition of stock or other equity interests or assets, formation of a joint venture or otherwise) any interest in any Person or any assets, other than (i) the purchase of equipment, goods, technology, licenses under Intellectual Property Rights, or other materials in the ordinary course of Business, (ii) acquisitions permitted pursuant to Section 5.1(k), or (iii) any other acquisition for consideration that is not individually in excess of $2,500,000 or in the aggregate in excess of $15,000,000;

(h)	enter into any new line of business or terminate any line of business existing as of the date of this Agreement;

(i)

(i) voluntarily repurchase, voluntarily prepay or incur any Indebtedness, in each case, other than (A) as permitted under Section 5.1(w) with respect to aircraft and associated equipment, (B) under the Revolving Credit Facility, and (C) letters of credit in the ordinary course of business, (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than a member of the Company Group) in the aggregate in excess of $1,000,000, (iii) enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person that is not a member of the Company Group or enter into any arrangement having the economic effect of any of the foregoing or (iv) assume, guarantee or endorse, or otherwise become liable or responsible for, similar obligations contemplated in clauses (i) and (ii) of any Person that is not a member of the Company Group;

(j)

subject to the other restrictions set forth in this Section 5.1, (i) enter into any Company Material Contract (or any Contract that would have been a Company Material Contract if entered into prior to the date of this Agreement) that is, or would be, a Company Material Contract by reason of clause (ii) of Section 3.14(a), (ii) enter into, extend or renew, or otherwise modify, amend, terminate (other than terminations occurring as a result of the expiration of the term thereof) or waive any material rights or obligations under, any Company Material Contract (or any Contract that would have been a Company Material Contract if entered into, extended, amended or renewed prior to the date of this Agreement) that is, or would be, a Company Material Contract by reason of clause (v) of Section 3.14(a), or (iii) enter into, extend or renew, or otherwise modify, amend, terminate (other than terminations occurring as a result of the expiration of the term thereof) or waive any material rights or obligations under, any Company Material Contract (or in each case, any Contract that is a Company Material Contract or would have been a Company Material Contract if entered into, extended, amended or renewed prior to the date of this Agreement) in each case for this clause (iii), other than a Contract addressed in clause (i) or (ii) of this Section 5.1(j), outside of the ordinary course of Business;

(k)

make or authorize any capital expenditure, except for capital expenditures (i)(A) related to aircraft owned by the Company Group as of the date of this Agreement that do not exceed 110% of the aggregate amount of capital expenditures for aircraft; and (B) not related to aircraft that do not exceed 110% of the aggregate amount of non-aircraft capital expenditures, in each case of clauses (A) and (B), for the applicable calendar year, as set forth in the Company’s annual capital expenditure budget, a copy of which in respect of 2023, 2024 and 2025 has been set forth in Section 5.1(k)(i) of the Company Disclosure Schedule, (ii) required for compliance with FAA regulations applicable to the Company Group, including airworthiness directives, (iii) in connection with any restoration, repair, maintenance or other necessary work for the repair or proper functioning of the Company Aircraft, (iv) with respect to the 2024 and 2025 calendar years, line item amounts authorized pursuant to the 2023 or 2024 capital expenditure budget but not yet made in 2023 or 2024, respectively or (v) as otherwise permitted by Section 5.1(w);

(l)

except to the extent required by (i) applicable Law or (ii) the existing terms of any Company Benefit Plan or Company CBA: (A) increase the compensation or benefits payable or to become payable to any Service Provider (except for increases to an employee who is not an “executive officer” as defined in Rule 3b-7 under the Exchange Act made in the ordinary course of Business consistent with past practice), (B) grant any additional rights to severance or termination pay to, or enter into or amend any severance agreement with, any Service Provider (other than in the ordinary course of Business consistent with past practice in connection with a promotion of an employee who is not, after such promotion, an executive officer (as defined in Rule 3b-7 under the Exchange Act)), (C) establish, adopt, enter into or amend any bonus, profit sharing, thrift, pension, retirement, deferred compensation, retention, termination or severance plan, agreement, trust, fund, policy or other arrangement for the benefit of any Service Provider (other than in the ordinary course of Business consistent with past practice in connection with the hiring of a new employee permitted under clause (E) below), (D) loan or advance any money or property to any Service Provider (other than in connection with ordinary course Business expense reimbursement and advances), (E) hire any new Service Provider other than non-executive employees in the ordinary course of Business and on terms consistent with similarly situated Service Providers, or (F) make any material change to the terms and conditions of employment applicable to any group of employees, as reflected in work rules, employee handbooks, policies and procedures, or otherwise;

(m)

(i) terminate, discontinue, close or dispose of any facility or Business operation, or lay off any employees (other than layoffs of less than 50 employees in any six (6) month period), or (ii) implement any early retirement or separation program, or any program providing early retirement window benefits or announce or plan any such action or program for the future;

(n)

enter into or amend any collective bargaining agreement; provided, that (i) the Company Group shall be entitled to negotiate in good faith with a labor union in the ordinary course of Business or as required in connection with the Company Group’s contractual or legal obligation to enter into such negotiations, and (ii) the Company shall use reasonable best efforts to keep Parent reasonably informed of material communications between the Company Group and a labor union in connection with any such negotiations;

(o)	forgive any material loans to Service Providers or any of their respective affiliates;

(p)	make any material change in accounting policies, practices, principles, methods or procedures in effect as of December 31, 2022, other than as required by GAAP or by Law;

(q)	enter into, terminate or materially amend any Company Related Party Transaction other than as permitted pursuant to Section 5.1(l);

(r)

implement any material new policies or practices (or make any material changes to existing policies or practices) with respect to equity, interest rate, currency or commodity derivatives or hedging transactions;

(s)

compromise, settle or agree to settle any Proceeding, other than any compromise, settlement or agreement in the ordinary course of Business for the payment of monetary damages (and compliance with confidentiality and other similar customary provisions) by the Company of $2,000,000 or less individually or $5,000,000 or less in the aggregate and is not covered by any Company Insurance Policy or paid by the respect insurers thereunder, in each case as its sole remedy;

(t)

(i) make, change, or revoke any material Tax election, (ii) settle or compromise any Tax assessment, audit, Proceeding, or other controversy, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or foreign Law) in respect of material Taxes, (iii) adopt or change any Tax accounting method or period, (iv) file or amend any material Tax Return or take any position on any material Tax Return filed on or after the date of this Agreement that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, (v) surrender any right to claim a material Tax refund, or (vi) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment;

(u)

write up, write down or write off the book value of any tangible assets, in the aggregate, in excess of $10,000,000, except for depreciation, amortization or impairment in accordance with GAAP consistently applied;

(v)

change the seat count, main cabin configuration or on-board amenities (including in-flight entertainment and wireless internet) of any aircraft subject to future delivery to the Company under any Company Aircraft Purchase Contract;

(w)

acquire, lease, or exercise any option to acquire or lease, any aircraft, or incur or arrange for any financing or pre-delivery deposits related thereto, other than as set forth in Section 5.1(w) of the Company Disclosure Schedule; provided, that any such lease or other financing arrangement (x) shall not have a term of greater than twelve (12) years, (y) shall not contain any provision that the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby would reasonably be expected to conflict with, result in a violation of or default under (with or without notice or lapse of time, or both), trigger a right of termination, cancellation, acceleration of any obligation under or any other material right of the lessors (or their agents or trustees) under, result in any loss of material benefit of any member of the Company Group under, or result in the creation of any Lien in connection with, such lease, and (z) shall be on terms and conditions that are consistent with past practices of the Company and shall only contain prepayment penalties that are consistent with market terms for leases of this type;

(x)

take any action, or fail to take action, which action or failure would be reasonably expected to result in the revocation, termination, cancellation or withdrawal of any Company Slots (excluding temporary returns to the FAA);

(y)

fail to continue, in respect of all Company Aircraft, all material maintenance programs applicable to such Company Aircraft in the ordinary course (except as required by applicable Law), including using reasonable best efforts to keep all such Company Aircraft in such condition as may be necessary to enable the airworthiness certification of such Company Aircraft under the Federal Aviation Act to be maintained in good standing at all times;

(z)

(i) take any action that would cause any member of the Company Group to fail to be, or fail to be owned and controlled by a “citizen of the United States” as defined in 49 U.S.C. § 40102(a)(15) of the Federal Aviation Act and as interpreted by DOT, or (ii) take any action that would cause Hawaiian Airlines, Inc. to fail to continue to be fully authorized and qualified to operate as an “air carrier” within the meaning of such Act operating under certificates and exemptions issued pursuant to such Act (49 U.S.C. §§ 40102(a)(2), 40109- and 41101-41112); or

(aa)	agree, resolve, authorize or enter into any Contract or otherwise make any commitment, in each case to do any of the foregoing in subsections 5.1(a) through 5.1(z)).

Without limiting Section 5.1, nothing contained in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, including Section 5.1, complete control and supervision over its operations.

Notwithstanding anything to the contrary in Section 8.3, with respect to any request by the Company for the prior written consent of Parent to any action that would otherwise be prohibited by this Section 5.1, the Company shall send to the Parent Representatives listed on Section 5.1 of the Parent Disclosure Schedule a request for written consent via email (to the email addresses set forth on Section 5.1 of the Parent Disclosure Schedule) that (i) identifies the specific subsections of this Section 5.1 with respect to which the Company is seeking Parent’s written consent, and (ii) includes (A) a reasonably detailed description of the reason for such request and (B) copies of any supporting documentation reasonably related to such request (such request, an “Approval Request”). Parent shall promptly review any Approval Request delivered pursuant to the foregoing sentence, and (x) inform the Company of any additional information or documentation that Parent will reasonably need to evaluate the Approval Requests within three (3) Business Days of receiving such Approval Request (and the Company shall promptly provide such requested information and documentation to the Parent Representatives listed on Section 5.1 of the Parent Disclosure Schedule), and (y) either provide the Company with the requested written consent or inform the Company of its rejection of the Approval Request by the date that is the later of (i) three (3) Business Days after receiving such Approval Request and (ii) two (2) Business Days after receiving all of the information and documentation reasonably requested by Parent pursuant to clause (x).

5.2

Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is a party, and except (a) as would reasonably be expected to result in the loss or waiver of any attorney-client, work product or other applicable privilege (provided, that to the extent the Company or any Company Representative shall withhold information or access due to the risk of loss or waiver of such privilege, the Company or such Company Representative shall notify Parent of such withholding and shall use reasonable best efforts to communicate such information in a manner that does not risk such loss or waiver), (b) for any access to a Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound would violate, or cause a default under such Contract (provided, that to the extent the Company or any Company Representative shall withhold information or access due to the risk of such Contract breach or violation, the Company or such Company Representative shall notify Parent of such withholding and shall use reasonable best efforts to communicate such information in a manner that does not result in such breach or violation); (c) such documents or information are reasonably pertinent to any adverse Proceeding that is pending between the Company, on the one hand, and Parent, on the other hand; or (d) to the extent any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information (provided, that to the extent the Company or any Company Representative shall withhold information or access due to such restriction or prohibition, the Company or such Company Representative shall notify Parent of such withholding and shall use reasonable best efforts to communicate such information in a manner that does not result in such restriction or prohibition), from the date of this Agreement to the Effective Time, the Company will, and will cause each of its directors, officers and employees, and will instruct each of its accountants, consultants, legal counsel, advisors, agents and other representatives, (collectively, “Representatives” and, with respect to the Company, the “Company Representatives”) to: (i) provide to the Parent Group and their respective Representatives (the “Parent Representatives”) reasonable access at reasonable times during normal operating hours upon prior written notice to the officers, employees, agents, properties, offices and other facilities of the Company Group and to the Contracts, books and records thereof and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company Group as Parent or the Parent Representatives may reasonably request in good faith and that is reasonably related to the consummation of the Merger or for integration planning; provided, that no investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Company herein or any of the conditions to the obligations of the parties hereto under this Agreement; provided, further, that any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Company Group. The information referred to in the previous sentence shall be subject to the Nondisclosure Agreement, dated September 11, 2023, by and between the Company and Parent (the “Confidentiality Agreement”); provided, that nothing in the Confidentiality Agreement shall restrict Parent’s or Merger Sub’s ability to take any of the actions expressly contemplated by this Agreement. The Company and Parent hereby agree, in accordance with Section 17(e) of the Confidentiality Agreement, that the Confidentiality Agreement shall be deemed to have been, and hereby is, amended to provide that (i) the Restricted Period (as defined therein) terminated on the date of this Agreement and (ii) the term of the Confidentiality Agreement was extended until the earlier of (x) the Closing and (y) two years after the termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth in this Section 5.2 by electronic means if physical access is not reasonably feasible or would not be permitted under applicable public health or similar Laws or measures.

5.3	No-Shop; Acquisition Proposals.

(a)

Except as otherwise permitted by this Section 5.3, the Company will, and will cause the other members of the Company Group and its and their respective directors and officers to, and will instruct its and their other Representatives to: (A) immediately cease and cause to be terminated any solicitation, discussions or negotiations with any third Persons that may be ongoing with respect to any Acquisition Proposal, or any expression of interest, discussions, offer or negotiations that would reasonably be expected to lead to an Acquisition Proposal, (B) promptly (and in any event within 24 hours after the date of this Agreement) instruct each third Person that has previously executed a confidentiality agreement within the 5 years prior to the date of this Agreement in connection with such Person’s consideration of an Acquisition Proposal to return to the Company or destroy any non-public information previously furnished to such Person or to any Person’s Representatives by or on behalf of the Company and (C) promptly (and in any event within 24 hours after the date of this Agreement) terminate all physical and electronic data room access previously granted to such Person and its Representatives. For purposes of this Section 5.3, the term “officers” shall mean those Service Providers party to a change of control and severance agreement listed under Section 3.12(a) of the Company Disclosure Schedule.

(b)

Except as otherwise permitted by this Section 5.3, the Company will not, and will cause the other members of the Company Group and its directors and officers not to, and will not authorize or permit its other Representatives to: (A) solicit, initiate, knowingly encourage or knowingly facilitate any expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (B) participate in any discussions or negotiations relating to any Acquisition Proposal with any third Person other than Parent and Merger Sub, (C) furnish to any Person other than Parent and Merger Sub any non-public information in connection with an Acquisition Proposal or any expression of interest, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (D) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar Contract providing for or otherwise relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with the terms of this Agreement) or that is intended to result in, or would reasonably be expected to lead to, any Acquisition Proposal (each, an “Alternative Acquisition Agreement”) or (E) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company.

(c)

The Company will not terminate, waive, amend or modify any provision of any “standstill” provision of any existing confidentiality or other agreement to which it or any other member of the Company Group is a party, and the Company will use reasonable best efforts to enforce such provision of any such agreement; provided, however, that the Company may grant a waiver of, and will not be obligated to enforce, any such provision (i) to the extent required to permit a party to submit an Acquisition Proposal, or (ii) if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to grant such waiver would reasonably be expected to be inconsistent with the fiduciary duties owed by the directors of the Company to the stockholders of the Company under applicable Law and, in the case of clauses (i) or (ii), the Company promptly (and in any event within 24 hours) notifies Parent of any such waiver.

(d)

From and after the date of this Agreement, the Company will promptly (and in any event within 24 hours) (i) notify Parent of (A) any Acquisition Proposal (including any material modification to the terms of any such Acquisition Proposal) that is received, to the Knowledge of the Company (which, for this purpose, will be deemed to include each member of the Company Board and the Company’s officers and will not be deemed to be only as of the date of this Agreement), by the Company or any of its Representatives from any Person (other than Parent and Merger Sub) or (B) any requests for non-public information, or any discussions or negotiations sought to be initiated or continued with the Company or any of its Representatives, in each case, concerning the making of an Acquisition Proposal or any indication of interest, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal and (ii) disclose to Parent the identity of such person making, and provide an unredacted copy of, any such written Acquisition Proposal or request (or, if made orally, a reasonably detailed written description of such Acquisition Proposal or request). The Company will promptly upon receipt thereof (and in any event within 24 hours) provide Parent (and its outside counsel) with copies of all drafts and final versions of definitive or other material agreements including schedules and exhibits thereto and any other material correspondence relating to such Acquisition Proposal, in each case exchanged between the Company or any Company Representatives, on the one hand, and the Person making such Acquisition Proposal or any of its Representatives, on the other hand. The Company will keep Parent reasonably informed of the status and terms (including with respect to any change in price or other material amendments) of any such Acquisition Proposal or request. The Company will promptly, and in any event within 24 hours, following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination (it being understood that the delivery of such notice and the determination to so deliver such notice shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event).

(e)

Notwithstanding anything to the contrary contained in Section 5.3, if at any time on or after the date of this Agreement until the earlier of (1) receipt of the Company Stockholder Approval and (2) the termination of this Agreement in accordance with its terms, (i) the Company has received a bona fide written Acquisition Proposal from a third party, (ii) such Acquisition Proposal did not result from a breach of this Section 5.3, (iii) the Company Board determines in good faith, after consultation with its financial advisor and outside counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and (iv) after consultation with its outside counsel, the Company Board determines in good faith that the failure to take such actions would reasonably be expected to be inconsistent with the fiduciary duties owed by the directors of the Company to the stockholders of the Company under applicable Law, then the Company may participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal and, subject to receiving an executed Acceptable Confidentiality Agreement with such Person, furnish information with respect to the Company Group to the Person making such Acquisition Proposal pursuant to such Acceptable Confidentiality Agreement; provided, that (x) the Company provides written notice to Parent of the determination referenced in clause (iii) and clause (iv) of this Section 5.3(e) promptly (and in any event within 24 hours) (it being understood that the delivery of such notice and the determination to so deliver such notice shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event or constitute a breach of this Section 5.3) and (y) the Company provides to Parent in writing (or makes available) any information concerning the Company provided to such other Person which was not previously provided to Parent or the Parent Representatives prior to or substantially concurrently with the time that it is provided to such Person. The Company will deliver to Parent a copy of any executed Acceptable Confidentiality Agreement promptly (and in any event within 24 hours) following its execution.

(f)

Subject to Section 5.3(g) and Section 5.3(h), from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither the Company nor the Company Board nor any committee thereof will, or will publicly propose to, (i) withhold, withdraw or qualify (or modify in a manner adverse to Parent) (or publicly propose to withhold, withdraw, qualify or so modify) the approval, recommendation or declaration of advisability by the Company Board of this Agreement, the Merger or any of the other transactions contemplated hereby, (ii) fail to include the Company Board Recommendation in the Proxy Statement, (iii) approve, recommend, or otherwise declare advisable (or publicly propose to approve, recommend or otherwise declare advisable) any Acquisition Proposal, (iv) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company or (v) authorize, commit, resolve or agree to take any such actions (each such action set forth in clauses (i) through (v) of this Section 5.3(e) being referred to as a “Change of Board Recommendation”).

(g)

Notwithstanding anything to the contrary contained in this Agreement, if (i) the Company has received a bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 5.3 and that the Company Board determines in good faith, after consultation with its financial advisor and outside counsel, constitutes a Superior Proposal, taking into account the results of any negotiations with Parent as contemplated by clause (ii) of this Section 5.3(g) and any offer from Parent contemplated by clause (iii) of this Section 5.3(g), and (ii) the Company Board determines in good faith, after consultation with its outside counsel, that a failure to make a Change of Board Recommendation and/or cause the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would reasonably be expected to be inconsistent with the fiduciary duties owed by the directors of the Company to the stockholders of the Company under applicable Law, then, prior to the time (but not after) the Company Stockholder Approval is obtained, the Company Board may take the following actions: (y) effect a Change of Board Recommendation with respect to such Superior Proposal or (z) terminate this Agreement pursuant to Section 7.1(d) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) will be void and of no force or effect, unless the Company concurrently pays the Breakup Fee in accordance with Section 7.2(b); and provided, further, that the Company Board may not effect a Change of Board Recommendation pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless:

(i)

the Company has provided prior written notice to Parent, at least four (4) Business Days in advance (the “Notice Period”), of the Company’s intention to take such action with respect to such Superior Proposal (it being understood, for all purposes of this Agreement, that the delivery of such notice and any amendment or update thereto and the deliberation and determination to so deliver such notice, update or amendment will not, by themselves, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice will specify the material terms and conditions of such Superior Proposal (including all of the information that is specified in Section 5.3(d)), and the Company has contemporaneously provided to Parent a copy of all relevant proposed transaction agreements with the party making such Superior Proposal;

(ii)

prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall have, during the Notice Period, negotiated with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; provided, that in the event of any material revisions to the Superior Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(g) with respect to such new written notice; provided, further, that the Notice Period for any subsequent notice will be shortened from four (4) Business Days to two (2) Business Days;

(iii)

Parent shall not have, during the Notice Period, made an offer to modify the terms and conditions of this Agreement, which is set forth in a definitive written amendment to this Agreement delivered to the Company and executed on behalf of Parent and Merger Sub, that the Company Board has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Company Board to effect such Change of Board Recommendation or terminate this Agreement; and

(iv)	the Notice Period (and any extension thereof) shall have expired.

(h)

Notwithstanding anything to the contrary contained in this Agreement, prior to the time (but not after) the Company Stockholder Approval is obtained, the Company Board may make a Change of Board Recommendation for an Intervening Event if the Company Board has determined in good faith, after consultation with its outside counsel, that, in light of such Intervening Event and taking into account the results of any negotiations with Parent as contemplated by clause (ii) of this Section 5.3(h) and any offer from Parent contemplated by clause (iii) of this Section 5.3(h), that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the directors of the Company to the stockholders of the Company under applicable Law; provided, however, that the Company Board may not make a Change of Board Recommendation pursuant to the foregoing unless:

(i)

the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance (the “Intervening Event Notice Period”), of the Company’s intention to make a Change of Board Recommendation (it being understood, for all purposes of the Agreement, that the delivery of such notice and the deliberation determination to so deliver such notice shall not, by themselves, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice shall specify the Company Board’s reason for proposing to effect such Change of Board Recommendation and shall describe in reasonable detail the Intervening Event;

(ii)

prior to effecting such Change of Board Recommendation, the Company shall have, during the Intervening Event Notice Period, negotiated with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for the Company Board to effect such Change of Board Recommendation;

(iii)

Parent shall not have, within the Intervening Event Notice Period, made an offer to modify the terms and conditions of this Agreement, which is set forth in a definitive written amendment to this Agreement delivered to the Company and executed on behalf of Parent and Merger Sub, that the Company Board has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Company Board to effect such Change of Board Recommendation; and

(iv)	the Intervening Event Notice Period shall have expired.

(i)

Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a committee thereof) (i) from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act (including making a customary “stop, look and listen” communication to the Company’s stockholders), (ii) making any disclosure to the Company’s stockholders that the Company Board determines to make in good faith (after consultation with its outside counsel) in order to fulfill its fiduciary duties under, or in order to otherwise comply with, applicable Law, (iii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (iv) informing any Person of the existence of the provisions contained in this Section 5.3; provided, with respect to each of clauses (i), (ii) and (iii) of this Section 5.3(i), that (A) any such disclosure (other than a customary “stop, look and listen” communication to the Company’s stockholders) includes the Company Board Recommendation without any modification thereof, and (B) does not contain a Change of Board Recommendation. Notwithstanding the foregoing, the public disclosure of a Change of Board Recommendation effected in accordance with the terms and conditions set forth in Section 5.3(g) or Section 5.3(h) need not comply with the proviso of the preceding sentence.

(j)

The Company agrees that if (i) any Subsidiary, director or officer of the Company takes any action or (ii) the Company authorizes or directs any of its other Representatives to take an action, or the Company is made aware of an action by one of its other Representatives and does not subsequently use its reasonable best efforts to prohibit or terminate such action and, in the case of each of clause (i) or clause (ii), such action would constitute a breach of this Section 5.3 if taken by the Company, then such action will be deemed to constitute a breach by the Company of this Section 5.3.

5.4	Proxy Statement; Company Stockholder Meeting.

(a)

As promptly as reasonably practicable following the date of this Agreement (and in any event no later than fifteen (15) Business Days after the date of this Agreement, if practicable), the Company shall prepare and file with the SEC the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement, or response to SEC comments with respect thereto, will be made by the Company without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing Parent and its outside counsel a reasonable opportunity to review and comment thereon, and the Company shall consider in good faith all comments reasonably proposed by Parent; provided, however, that the Company, in connection with a Change of Board Recommendation, may amend or supplement the Proxy Statement (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such change without the prior review or approval of Parent. The Company will use its reasonable best efforts to (i) cause the Proxy Statement, when filed, to comply in all material respects with all legal requirements applicable thereto and (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement. The Company will cause the Proxy Statement to be first mailed to its stockholders as promptly as reasonably practicable after the Proxy Statement Clearance Date (and in any event within four (4) Business Days of the Proxy Statement Clearance Date, if practicable). The Company will promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and will, as promptly as practicable after receipt thereof, provide Parent with copies of all material correspondence relating to the Proxy Statement between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and advise Parent of any oral comments with respect to the Proxy Statement received from the SEC. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and the Company shall use its reasonable best efforts to cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company stockholders. Parent shall promptly provide such information regarding Parent and Merger Sub that the Company may reasonably request for inclusion in the Proxy Statement.

(b)

The Company shall duly establish a record date for and duly call, give notice of and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as soon as reasonably practicable after the Proxy Statement Clearance Date for the purpose of voting on the adoption of this Agreement, provided that the Company Stockholder Meeting shall not be initially scheduled to occur earlier than twenty-eight (28) calendar days or later than forty (40) calendar days following the Proxy Statement Clearance Date. In furtherance of the foregoing and in consultation with Parent, as soon as reasonably practicable after the date of this Agreement, the

Company shall commence a broker search pursuant to Section 14a-13 of the Exchange Act. The Company shall not, without the written consent of Parent, adjourn, postpone, cancel, recess or reschedule the Company Stockholder Meeting; provided, however, that the Company may postpone or adjourn the Company Stockholder Meeting (i) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) if a quorum has not been established; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company has determined in good faith after consultation with outside counsel is required under applicable Law; (iv) to allow reasonable additional time to solicit additional proxies, if and to the extent that the Company reasonably believes the requisite Company Stockholder Approval would not otherwise be obtained; or (v) if required by Law; provided, however, that in the case of clauses (ii), (iii), (iv) and (v), the Company Stockholder Meeting shall not be postponed or adjourned (x) to a date later than the third (3rd) Business Day preceding the Outside Date (as it may be extended pursuant to Section 7.1(e)) or (y) for more than twenty (20) Business Days in the aggregate from the Originally Scheduled Date, in each case, without the prior written consent of Parent. The Company shall use reasonable best efforts to advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Company Stockholder Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval.

(c)

Subject to the provisions of Section 5.3, the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and to take all other actions necessary or advisable to secure the Company Stockholder Approval. Without limiting the generality of the foregoing, if, at the time of the Originally Scheduled Date, a quorum has not been established or the Company has not received proxies representing a sufficient number of Shares for the Company Stockholder Approval, then the Company shall, at the request of Parent (to the extent permitted by Law), adjourn the Company Stockholder Meeting to a date specified by Parent; provided, that the Company shall not be required pursuant to this sentence to adjourn the Company Stockholder Meeting more than two (2) times or for more than ten (10) Business Days in the aggregate from the Originally Scheduled Date. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated by this Agreement will be the only matters (other than matters of procedure and matters required by Law to be voted on by the stockholders of the Company in connection with the adoption of this Agreement and the transactions contemplated hereby) that the Company will propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting. The Company agrees that, unless this Agreement shall have been terminated in accordance with Article 7, the Company’s obligations to hold the Company Stockholder Meeting pursuant to this Section 5.4 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by any Change of Board Recommendation.

5.5	Appropriate Action; Consents; Filings.

(a)

Subject to the terms of this Agreement, the Company and Parent will use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations, confirmations, clearances, certificates, exemptions, registrations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or Proceeding by any Governmental Entity (including those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Merger.

(b)

In furtherance and not in limitation of Section 5.5(a), each party agrees to (i) file with the FTC and DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act on or before January 8, 2024 (unless a later date is mutually agreed between the parties); provided that in the event that the FTC or the Antitrust Division of the DOJ is closed or not accepting such filings under the HSR Act (a “Government Closure”) on January 8, 2024, such time period will be extended day-for-day for each Business Day the Government Closure is in effect, and (ii) make any appropriate filings, if necessary or advisable, pursuant to other applicable Competition Laws with respect to the Merger as promptly as reasonably practicable. Each of Parent, Merger Sub and the Company will (i) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any applicable Laws or requested to be made by any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) supply the other parties or their outside counsel with any information that may be required or requested by any Governmental Entity in connection with such filings or submissions, (iii) supply any additional information that may be required or requested by the FTC, the DOJ or other Governmental Entities in which any such filings or submissions are made as promptly as reasonably practicable, and (iv) use their respective reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any applicable Competition Laws as soon as reasonably practicable following the date of this Agreement (and prior to the Outside Date) (as may be extended pursuant to Section 7.1(e)). Without limiting the generality of the foregoing, both Parent and Company (and their respective Subsidiaries and Affiliates) shall contest, defend and appeal any Proceedings brought by a Governmental Entity, whether judicial or administrative, challenging or seeking to restrain or prohibit the consummation of the Merger or seeking to compel any divestiture by Parent or the Company or any of their respective Subsidiaries of shares of capital stock or of any business, assets or property, or to impose any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties or stock to avoid or eliminate any impediment under the HSR Act, Competition Law, or other applicable Law.

(c)

In furtherance and not in limitation of Section 5.5(a), each party agrees to make any appropriate filings, if necessary or advisable, pursuant to any other applicable Laws with respect to the Merger as promptly as reasonably practicable. Each of Parent, Merger Sub, and the Company will (i) cooperate and coordinate with the other in the making of any filings, registrations, notices, applications, submissions, information or documentation that are required to be made or advisable under any other applicable Laws or requested to be made by any Governmental Entity in connection with the transactions contemplated by this Agreement, including but not limited to, with the FAA, the DOT under 14 C.F.R. § 204.5, 49 U.S.C. §§ 40109, 41105, and 41110, and the FCC, (ii) supply the other parties or their outside counsel with any information that may be required or requested by any Governmental Entity in connection with such filings, registrations, notices, applications, submissions, information or documentation, (iii) supply any additional information that may be required or requested by the FAA, the DOT, the FCC or any other Governmental Entities, in connection with any such filings, registrations, notices, applications, submissions, information or documentation as promptly as practicable, and (iv) use their respective reasonable best efforts to obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FAA, the DOT, the FCC, and any other applicable Governmental Entity (other than pursuant to Contracts, which are addressed in Section 5.5(g)). Parent, Merger Sub, and the Company will not extend any waiting period under any Competition Laws or enter into any agreement with any Governmental Entity not to consummate the Merger, unless the other parties have consented in writing to such extension or agreement (such consent not to be unreasonably withheld, conditioned or delayed).

(d)

Without limiting the generality of anything contained in this Section 5.5, each party will: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation or Proceeding; (iii) promptly inform the other parties of any communication to or from the FTC, the DOJ, the FAA, the DOT, the FCC, the DHS, the TSA or any other Governmental Entity regarding the Merger; (iv) consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to a Governmental Entity (other than a Competition Authority) in connection with the Merger or any of the other transactions contemplated by this Agreement, and (v) permit the other parties to review in advance (and to consider in good faith any comments made by the other party in relation to) any proposed communication (other than communications relating solely to ministerial matters) by such party to the DOJ or the applicable Governmental Entity of another jurisdiction from which consent, license, permit, waiver, exemption, approval, authorization, confirmation, clearance, certificate, registration or order is required under applicable Competition Law in connection with the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Competition Authorities”) relating to any request, inquiry, investigation or Proceeding by or before a Competition Authority with respect to the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any request, inquiry or investigation by, or any Proceeding before, a Competition Authority, each party will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such request, inquiry, investigation or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to a Competition Authority in connection with such request, inquiry, investigation or Proceeding. None of Parent, Merger Sub or the Company will agree to participate in any meeting, telephone call or discussion with a Competition Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other parties in advance. Each of Parent, Merger Sub and the Company will promptly provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted as necessary to (i) comply with contractual arrangements, (ii) to remove information related to Parent or Merger Sub’s valuation of the Company and (iii) address reasonable attorney-client or other privilege or confidentiality concerns.

(e)

Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary consent, license, permit, waiver, approval, authorization, confirmation, clearance, certificate, exemption, registration or order of a Governmental Entity (including under the HSR Act), neither Parent nor the Company (nor any of their respective Subsidiaries) shall be required to (and no member of the Company Group shall without the prior written consent of Parent) sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business (or, following the Closing, the combined business) in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Affiliates; provided, however, that Parent is prepared to undertake each of the commitments set forth on Section 5.5(e) of the Parent Disclosure Schedule if required, in Parent’s reasonable judgment, to satisfy the condition set forth in Section 6.1(b)(i).

(f)

Notwithstanding anything to the contrary in this Agreement, subject to the last sentence of Section 5.5(c), Parent shall, on behalf of the parties hereto, control and lead all communications and strategy relating to obtaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Entity (including any such approvals required by applicable Competition Laws) or third party necessary, proper or advisable to consummate the Merger and other transactions contemplated by this Agreement and coordinate the overall development of the positions to be taken in any filing or submission with such other Governmental Entity in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Entity; provided, however, that Parent shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategic direction of any such litigation, clearance or approval process, as applicable, and consult with the Company prior to taking any material substantive positions, making dispositive motions or other material substantive filings or submissions or entering into any negotiations concerning such litigation, clearance or approvals, as applicable.

(g)

Unless otherwise instructed in writing by Parent, the Company shall give (or shall cause the other members of the Company Group to give) any notices to third parties, and use, and cause the other members of the Company Group to use, their reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable under Company Material Contracts to consummate the transactions contemplated by this Agreement or (ii) required to be disclosed in Section 3.4 of the Company Disclosure Schedule; provided, however, that the parties shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger and seeking any such actions, consents, approvals or waivers. If so requested by Parent, the Company Group shall promptly cooperate with and timely respond to any information or other requests from third parties related to obtaining any consent from such third parties in connection with the transactions contemplated by this Agreement.

(h)

Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any consent, approval or waiver from any Person with respect to the Merger pursuant to Section 5.5(g), the Company Group shall not, without the prior written consent of Parent, and none of Parent nor any of its Subsidiaries shall be required to, take any of the following actions in connection with seeking or obtaining any such consent, approval or waiver from such Person: (i) make any material payment of any fees, expenses, “profit sharing” payments or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value to such Person, (ii) amend, supplement or otherwise modify any Contract pursuant to which such Person is entitled to provide consent, approval or waiver, (iii) otherwise make any accommodation or provide any material benefit to such Person or (iv) incur any liability or other obligation.

(i)

Parent and the Company shall not, and shall not permit any of their respective Subsidiaries to, (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise make any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, or (ii) enter into an agreement to form a new joint venture, strategic alliance or strategic partnership with another Person, or amend or modify any agreement for a joint venture, strategic alliance or strategic partnership with another Person in the case of each of clause (i) and clause (ii), if so doing would reasonably be expected to (1) materially increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or Order of any Governmental Entity necessary to consummate the transactions contemplated hereby, or (2) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby.

(j)	Prior to the Closing, Parent shall not, and Parent shall cause its Subsidiaries not to, take the actions set forth on Section 5.5(j) of the Company Disclosure Schedule.

5.6

Certain Notices. From and after the date of this Agreement until the Effective Time, each party will promptly notify the other party of (a) the occurrence, or non-occurrence, of any event that would or would be reasonably likely to cause any condition to the obligations of any party pursuant to Article 6 not to be satisfied, (b) receipt of any written notice to the receiving party from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement, or (c) receipt of any notice or other material communication the NYSE or NASDAQ (or any other securities market) in connection with the Merger; provided, however, that the delivery of any notice pursuant to this Section 5.6 will not limit, cure any breach of or otherwise affect any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. The Company will promptly notify Parent of any action (or threats of action) by the FAA or the DOT that materially amends or modifies, suspends, revokes, terminates, cancels or withdraws any Company Permit or Company Slots. Notwithstanding anything to the contrary in this Agreement, a breach of the obligations of the Company Group, on the one hand, or Parent, on the other hand, under this Section 5.6 may not be asserted by Parent or Merger Sub, on the one hand, or the Company, on the other hand, as the basis, in and of itself, for (i) any conditions set forth in Article 6 not being satisfied; or (ii) the termination of this Agreement pursuant to Section 7.1(f) or Section 7.1(g), as applicable.

5.7

Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby will be issued by any party without the prior written consent of the Company and Parent (which consent will not be unreasonably withheld, delayed or conditioned), except (a) as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement will use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, (b) releases or announcements consistent in all material respects with any release, disclosure or other public release or announcement previously made in accordance with this Section 5.7, (c) releases or announcements regarding the transactions contemplated by this Agreement in response to questions from the press, analysts, investors or those attending industry conferences, and internal announcements to employees, in each case, to the extent that such releases or announcements are not inconsistent with previous public releases or announcements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 5.7, and provided that such public releases or announcements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby, (d) with respect to any Change of Board Recommendation made in accordance with this Agreement or (e) in relation to any pending Proceeding between the parties. Each of the Company and Parent shall use their reasonable best efforts to ensure that, except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject or as expressly permitted by this Agreement, their respective directors, executive officers, employees and other Representatives make only such external communications, including with Government Officials and other Company stakeholders with respect to the transactions contemplated by this Agreement, as are consistent with the tone and substance of the public statements agreed to be made by the parties with respect to the transactions contemplated by this Agreement.

5.8	Employee Benefit Matters.

(a)

For a period of one (1) year following the Effective Time (or, if shorter, the individual’s period of employment with the Parent Group), Parent will provide, or will cause to be provided, to each employee of the Company who continues to be employed by a member of the Parent Group and who is not at the applicable time covered by a Company CBA (individually, a “Continuing Employee” and collectively, “Continuing Employees”) with a base salary or wage rate, commission, target bonus opportunity and benefits on terms at least as favorable in the aggregate as the corresponding cash compensation opportunities and benefits provided to the Continuing Employee by the Company (or one of its Subsidiaries) immediately prior to the Effective Time. The employment terms and conditions of each Company employee whose employment is covered by a Company CBA shall be governed by the applicable Company CBA.

(b)

As of and following the Effective Time, Parent may satisfy its obligations pursuant to Section 5.8(a) in respect of employee benefits by (i) continuing Company Benefit Plans with respect to Continuing Employees, (ii) permitting Continuing Employees and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, or personal time off plans or programs) of Parent, or (iii) a combination of clauses (i) and (ii). To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, Parent shall use reasonable best efforts to, and shall cause the Surviving Corporation to use reasonable best efforts to, treat, and cause the applicable benefit plans in which Continuing Employees are entitled to participate to treat (subject to any required approval of the applicable insurance provider), the service of Continuing Employees with the Company or any of its predecessors to the extent previously recognized by the Company as of the date of this Agreement attributable to any period before the Effective Time as service rendered to Parent, the Surviving Corporation or any Subsidiary of Parent for purposes of eligibility to participate, vesting and for other appropriate benefits including the applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount) and eligibility for early retirement under equity incentive plans, defined benefit pension plans or retiree welfare benefit plans of Parent, or as would otherwise result in a duplication of benefits. Without limiting the foregoing, Parent shall use reasonable best efforts to cause any pre-existing conditions or actively at work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Parent to be waived with respect to Continuing Employees and their eligible dependents (subject to any required approval of the applicable insurance providers); provided, however, that with respect to preexisting conditions, such conditions shall not be required to be waived to the extent not waived under the corresponding plan in which Continuing Employees participated as of immediately prior to the date the Continuing Employee and their eligible dependents are transitioned to Parent’s health or similar plans. Parent shall also use reasonable best efforts to cause any deductibles paid by Continuing Employees under any of the Company’s health, dental, vision or similar plans in the plan year in which Continuing Employees and their eligible dependents are transitioned to Parent’s health, dental, vision or similar plans to be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent.

(c)

Nothing in this Agreement will require the continued employment of any Person and no provision of this Agreement will constitute an amendment of, or will prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan or benefit plans, programs, agreements or arrangements of any Parent or its Subsidiaries. The Company and Parent acknowledge and agree that all provisions contained in this Agreement with respect to Service Providers are included for the sole benefit of the respective parties signatory hereto and will not create any right in any other Person, including any employees, former employees, any participant in any Company Benefit Plan or any beneficiary or dependent thereof, or any collective bargaining representative thereof, nor will require the Company to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any Service Provider, and any such plan may be amended or terminated in accordance with its terms and applicable Law. This Agreement is not intended to amend any Company Benefit Plan.

(d)

From and after the date of this Agreement until the Effective Time, except for any notices that may be required under the Hawaii Dislocated Workers Act, Haw. Rev. Stat. § 394B, the Workers Adjustment Retraining Notification Act of 1988, as amended, or other applicable Law, the Company agrees that any material written or formal oral communications to employees of the Company regarding the terms and conditions of their employment (including compensation and benefits) following the Merger will include the disclaimer set forth in Section 5.8(c) and shall require approval by Parent (with any such approval not to be unreasonably withheld, conditioned or delayed), to the extent such communications are not materially consistent with the employee communications plan adopted by the Company and the Parent, or limited to a description or summary of the terms expressly set forth in this Section 5.8, in Section 2.4 or in a Company Benefit Plan set forth in Section 5.8(d) of the Company Disclosure Schedule.

5.9	Indemnification of Directors and Officers.

(a)

For a period of six (6) years from and after the Effective Time, the Surviving Corporation will, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers and employees of the Company to the same extent that such Persons are indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Company Charter, the Company Bylaws and indemnification agreements in existence on the date of this Agreement (but only to the extent such agreements were made available to Parent or are consistent, in all material respects, with the form of indemnification agreement filed with the Company SEC Documents) with respect to acts or omissions in their capacity as directors, officers or employees of the Company occurring at or prior to the Effective Time. The Surviving Corporation will, and Parent shall cause the Surviving Corporation to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceedings with respect to the matters subject to indemnification pursuant to this Section 5.9(a) in accordance with the procedures set forth in the Company Bylaws and indemnification agreements in existence on the date of this Agreement (but only to the extent such agreements were made available to Parent or are consistent, in all material respects, with the form of indemnification agreement filed with the Company SEC Documents).

(b)

For a period of six (6) years from and after the Effective Time, Parent will cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of directors and officers of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws. Parent and the Surviving Corporation will cause the indemnification agreements in existence on the date of this Agreement with any of the directors, officers or employees of the Company (but only to the extent such agreements were made available to Parent or are consistent, in all material respects, with the form of indemnification agreement filed with the Company SEC Documents) to continue in full force and effect in accordance with their terms following the Effective Time.

(c)

Parent shall cause the Surviving Corporation to either (i) obtain at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies (accurate and complete copies which have been made available to Parent) for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (the “D&O Insurance”); provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are substantially equivalent and in any event not less favorable in the aggregate than the D&O Insurance with respect to matters occurring prior to the Effective Time; provided, however, that the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement (which annual premium is set forth on Section 5.9 of the Company Disclosure Schedule). The provisions of the immediately preceding sentence will be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent will cause the Surviving Corporation to maintain such policies in full force and effect and continue to honor the obligations thereunder.

(d)

In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in this Section 5.9.

(e)

The obligations under this Section 5.9 will (i) continue, notwithstanding any six (6)-year limitation referred to above, until the final disposition of any Proceeding brought or commenced during such six (6)-year period and (ii) not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.9 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.9 applies will be third-party beneficiaries of this Section 5.9).

(f)

Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

5.10

State Takeover Laws. If any “control share acquisition,” “fair price,” “business combination” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub or the Merger, including the acquisition of Shares pursuant thereto or any other transaction contemplated by this Agreement, then the Company Board will take all action necessary so that the Merger, including the acquisition of Shares pursuant thereto or any other transaction contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement or to otherwise render such Law inapplicable to the foregoing. Without limiting the foregoing, the Company shall not adopt or implement any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan.

5.11

Parent Agreement Concerning Merger Sub. Parent agrees to cause Merger Sub to comply with its obligations under this Agreement. Promptly following the execution of this Agreement, Parent shall execute and deliver a consent as sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and provide a copy of such consent to the Company.

5.12

Section 16 Matters. Prior to the Effective Time, the Company Board, or a duly authorized committee of non-employee directors thereof, will adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares pursuant to this Agreement and the Merger will be an exempt transaction for purposes of Section 16 of the Exchange Act.

5.13

Company Stock Exchange Delisting. Prior to the Effective Time, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under Law and under the rules and policies of NASDAQ to cause the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time.

5.14

Stockholder Litigation. The Company will provide Parent as promptly as practicable with any pleadings relating to any Stockholder Litigation and will keep Parent reasonably and promptly informed regarding the status of any such Stockholder Litigation. Notwithstanding anything to the contrary in Section 8.3, the notice contemplated by the prior sentence will only be delivered to counsel to Parent and may be delivered by email. The Company will cooperate with and give Parent a reasonable opportunity to participate in the defense or settlement of any such Stockholder Litigation, and no such settlement will be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned). Without limiting the preceding sentence, the Company will give Parent the right to review and comment on all filings or responses to be made by it in connection with any Stockholder Litigation, and it will in good faith take such comments into account.

5.15	Tax Matters.

(a)

On or prior to the Closing Date, the Company shall deliver to Parent (i) a copy of the notice filed with the Internal Revenue Service prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h), and (ii) a properly executed certificate of the Company complying with the terms of Treasury Regulation Section 1.1445-2(c)(3), certifying that an interest in the Company does not constitute a U.S. real property interest within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder.

(b)

Except as provided in Section 2.2(b), each of Parent, Merger Sub and the Company shall pay any sales, use, ad valorem, property, transfer (including real property transfer) and similar Taxes imposed on such Person as a result of or in connection with the transactions contemplated hereby. The parties shall cooperate in good faith to prepare and timely deliver any certificate or instrument necessary for a party to claim an applicable exemption from any such Taxes otherwise payable.

5.16

Treatment of Certain Company Indebtedness. The Company shall, and shall cause its applicable Subsidiaries to, deliver to Parent at least three (3) Business Days prior to the Closing Date (with drafts being delivered in advance as reasonably requested by Parent) (a) copies of payoff letters (subject to the delivery of funds as arranged by Parent) with respect to the Revolving Credit Facility and any other Indebtedness of the Company and its Subsidiaries that is required by its terms to be repaid at the Closing (the indebtedness under the Revolving Credit Facility and any such other Indebtedness and any related letter of credit, secured cash management agreement or secured hedge agreement, collectively, the “Subject Indebtedness”) in customary form reasonably satisfactory to Parent, which payoff letters shall each (i) indicate the total amount required to be paid to fully satisfy all principal, interest, fees, prepayment premiums, termination costs, penalties, breakage costs and any other monetary obligations then due and payable under the Subject Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount under such payoff letter, the Subject Indebtedness and all related loan documents shall be terminated and (iii) provide that all Liens (other than Permitted Liens on cash collateral securing any letters of credit that will remain outstanding) and guarantees in connection with the Subject Indebtedness relating to the assets and properties of the Company or its Subsidiaries securing the obligations under the Subject Indebtedness shall be released and terminated upon payment of the Payoff Amount on the Closing Date and (b) documentation relating to the repayment, prepayment, redemption, discharge or termination of all obligations under the Subject Indebtedness and the release of all related pledges, security interests and guarantees with respect to the Subject Indebtedness (including any mortgage releases and termination statements on Form UCC-3 or other releases). The Company shall, and shall cause its applicable Subsidiaries to, use reasonable best efforts to cooperate with Parent in connection with the treatment of any existing letters of credit (including the replacement, backstop or cash collateralization thereof).

5.17

Termination of 401(k) Plans. If requested by Parent not later than ten (10) calendar days prior to Closing, the Company will adopt, or will cause to be adopted, all necessary corporate resolutions (which shall be subject to Parent’s reasonable and timely review and approval) to terminate each 401(k) Plan sponsored or maintained by the Company, effective as of no later than one (1) day prior the Effective Time (but such termination may be contingent upon the Closing). For this purpose, the term “401(k) Plan” means any Company Benefit Plan that is intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). The Company shall provide Parent with a copy of resolutions duly adopted by the Company Board so terminating any such 401(k) Plan.

5.18	Letter Agreement Compliance. Parent shall comply with its obligations under each letter agreement set forth on Section 5.18 of the Company Disclosure Schedule.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1

Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a)	The Company Stockholder Approval shall have been obtained.

(b)

(i) The waiting period applicable to the consummation of the Merger under the HSR Act (and any timing agreement with any Governmental Entity to toll, stay, or extend any such waiting period, or to delay or not to consummate the Merger contemplated by this Agreement entered into in connection therewith) shall have expired or been terminated, and (ii) all consents, registrations, notices, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations required to be obtained from, or delivered to, as applicable, the FAA, the DOT, and the FCC in connection with the consummation of the Merger shall have been obtained or delivered, as applicable.

(c)

(i) No Order (whether temporary, preliminary or permanent) issued by a Governmental Entity of competent jurisdiction enjoining or otherwise prohibiting the consummation of the Merger shall be in effect and (ii) there shall be no Law of a Governmental Entity of competent jurisdiction in effect that has the effect of prohibiting the consummation of the Merger. It is agreed that the receipt by any party hereto of a form letter from the FTC’s Bureau of Competition, substantially in the form announced and disclosed by the FTC on August 3, 2021, will not result in a failure of the condition set forth in this Section 6.1(c) to be satisfied.

6.2

Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a)

(i) The representations and warranties of the Company contained in Section 3.1, Section 3.2(c), Section 3.2(d), Section 3.2(e), Section 3.3, Section 3.9 and Section 3.30 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any such representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all material respects as of such date or time), (ii) the representations and warranties of the Company contained in Section 3.11(b) and Section 3.29 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any such representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), (iii)

the representations and warranties of the Company contained in the first sentence of Section 3.2(a) and the first sentence of Section 3.2(b) shall be true and correct in all respects as of the Capitalization Date except for de minimis deviations and (iv) all other representations and warranties of the Company contained in this Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein, other than the representations set forth in the first sentence of Section 3.32 or in the term “Company Material Contract”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any such representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties in this clause (iv) to be so true and correct individually or in the aggregate with all other such failures to be true or correct pursuant to this clause (iv), would not constitute a Company Material Adverse Effect.

(b)	The Company shall have performed and complied in all material respects with the covenants to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)	Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d)

Parent shall have received a certificate of the Company, executed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this Section 6.2 have been satisfied.

6.3

Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger will be subject to the satisfaction or (to the extent permitted by applicable Law) written waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

(a)

(i) The representations and warranties of Parent and Merger Sub contained in Section 4.1 and Section 4.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any such representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all material respects as of such date or time) and (ii) all other representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any references to any Parent Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein, other than the representations set forth in Section 4.11) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for than any such representation and warranty that is expressly made as of a specific date or time, which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties in this clause (ii) to be so true and correct individually or in the aggregate with all other such failures to be true or correct pursuant to this clause (ii), would not constitute a Parent Material Adverse Effect.

(b)	Each of Parent and Merger Sub shall have performed and complied in all material respects with the covenants to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)

The Company shall have received a certificate of Parent, executed by an executive officer of Parent, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this Section 6.3 have been satisfied.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1

Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or (except as provided below) after adoption of this Agreement by the stockholders of the Company or of Merger Sub:

(a)	By mutual written consent of Parent and the Company;

(b)

By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity has issued an Order permanently enjoining or otherwise permanently prohibiting the consummation of the Merger, which Order or other action has become final and nonappealable (which Order the party seeking to terminate this Agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, and such party has otherwise complied with its obligations pursuant to Section 5.5);

(c)	By Parent, if a Triggering Event has occurred;

(d)

By the Company, prior to obtaining the Company Stockholder Approval, in connection with the Company Board’s causing the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.3(g);

(e)

By Parent or the Company, if the Effective Time has not occurred on or before June 2, 2025 (the “Outside Date”); provided, however, that the Outside Date shall be automatically extended to December 2, 2025 (as so extended, the “Extended Outside Date”) if the conditions set forth in Section 6.1(b) (or Section 6.1(c), to the extent related to Section 6.1(b)) have not been satisfied prior to the initial Outside Date (but all other conditions to Closing are satisfied at the Closing, which condition shall be capable of being satisfied at such time); provided, further, that in the event of a Government Shutdown that occurs prior to the Extended Outside Date, at a time when the condition set forth in Section 6.1(b) has not been satisfied, the Extended Outside Date shall be automatically extended by one calendar day for each calendar day that such Government Shutdown lasts (such extension as a result of one or more Government Shutdowns not to exceed one hundred eighty (180) days in the aggregate); provided, further, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party whose failure to fulfill any covenants under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(f)

By Parent, if: (i) there is breach of any representation, warranty or covenant of the Company contained in this Agreement such that any condition to the Merger in Section 6.2(a) or Section 6.2(b) is not satisfied, (ii) Parent has delivered to the Company written notice of such breach and (iii) either such breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (x) the Outside Date (as may be extended pursuant to Section 7.1(e)) and (y) the thirtieth (30th) day following the delivery of such written notice to the Company; provided, however, that Parent will not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if any representation, warranty or covenant of Parent or Merger Sub contained in this Agreement has been breached such that any condition to the Merger in Section 6.3(a) or Section 6.3(b) is not satisfied;

(g)

By the Company, if: (i) there is a breach of any representation, warranty or covenant of Parent or Merger Sub contained in this Agreement such that any condition to the Merger in Section 6.3(a) or Section 6.3(b) is not satisfied, (ii) the Company has delivered to Parent written notice of such breach and (iii) either such breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (x) the Outside Date (as may be extended pursuant to Section 7.1(e)) and (y) the thirtieth (30th) day following the delivery of such written notice to Parent; provided, however, that the Company will not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if any representation, warranty or covenant of the Company contained in this Agreement has been breached such that any condition to the Merger in Section 6.2(a) or Section 6.2(b) is not satisfied; or

(h)

By Parent or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting duly convened therefor, including at any adjournment, postponement or other delay thereof at which a vote on such adoption was taken.

7.2	Effect of Termination.

(a)

In the event of the valid termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement will forthwith become void and of no effect, and there will be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except that (i) the Confidentiality Agreement (as amended hereby), Section 3.33 and Section 4.11, the second and third sentences of Section 5.2, this Section 7.2 and Article 8 shall remain in effect and (ii) subject to Section 7.2(g), nothing herein shall relieve any party from any liabilities or damages incurred or suffered by a party as a result of the Willful Breach by another party of any of its representations, warranties or covenants set forth in this Agreement prior to the date of such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or equity.

(b)

In the event that this Agreement is validly terminated pursuant to Section 7.1(c) or Section 7.1(d), then the Company will pay, or cause to be paid, to Parent prior to or concurrent with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, the Breakup Fee.

(c)

In the event that (i) this Agreement is terminated pursuant to Section 7.1(f) (solely with respect to any such termination for breach of Section 5.3 or Section 5.4) or Section 7.1(h), (ii) prior to the date of the Company Stockholder Meeting (or prior to the termination of this Agreement if there has been no Company Stockholder Meeting) an Acquisition Proposal will have been publicly announced and (iii) within twelve (12) months following the termination of this Agreement, the Company consummates any Acquisition Proposal or enters into a definitive written agreement providing for the consummation of any Acquisition Proposal, then, prior to or concurrent with the earlier to occur of the entry into a definitive written agreement providing for the consummation of such Acquisition Proposal or the consummation of any such Acquisition Proposal, the Company will pay, or cause to be paid, to Parent the Breakup Fee; provided, that for purposes of this Section 7.2(c), the term “Acquisition Proposal” will have the meaning assigned to such term in Section 8.4, except that the references to “15%” will be deemed to be references to “50.1%”.

(d)

In the event that this Agreement is validly terminated pursuant to Section 7.1(h), the Company will pay, or cause to be paid, to Parent the reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Parent in connection with the transactions contemplated by this Agreement up to $25,000,000 (the “Expense Reimbursement”), with such payment being made concurrently with the termination of this Agreement by the Company or within two (2) Business Days of a termination of this Agreement by Parent.

(e)

In the event that this Agreement is validly terminated pursuant to (i) Section 7.1(b) (solely to the extent that the Order giving rise to such termination right relates to applicable Competition Law) or (ii) Section 7.1(e) (solely to the extent that, at the time of such termination, the conditions in (1) Section 6.1(b)(i) or (2) Section 6.1(c) (solely to the extent of an Order arising under applicable Competition Law, in the case of Section 6.1(c)(i), or with respect to a Competition Law, in the case of Section 6.1(c)(ii)) (the conditions in clauses (1) and (2), the “Specified Unsatisfied Termination Conditions”) shall not have been satisfied), and, in each case of clause (i) or (ii) of this Section 7.2(e), at the time of such termination all of the other conditions set forth in (x) Section 6.1 (other than any of the Specified Unsatisfied Termination Conditions)) and (y) Section 6.2 have been satisfied (or, in the case of any conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination), then Parent shall pay to the Company the Parent Regulatory Fee within two (2) Business Days following the date of such termination; provided, however, that the Parent Regulatory Fee shall not be payable by Parent pursuant to this Section 7.2(e) if the Order described in clause (i) of this Section 7.2(e) or the failure of the conditions in Section 6.1(b)(i) or Section 6.1(c) to be satisfied, as described in clause (ii) of this Section 7.2(e), is the result of any breach by the Company of its obligations set forth in Section 5.5 and Parent would have been entitled to terminate this Agreement as a result of such breach under Section 7.1(f).

(f)

In no event shall the Company be required to pay the Breakup Fee to Parent on more than one occasion, and in no event shall Parent be required to pay the Parent Regulatory Fee on more than one occasion. Any payment of the Expense Reimbursement shall reduce, on a dollar-for-dollar basis, any Breakup Fee that becomes due and payable under Section 7.2(c). All payments to Parent under this Section 7.2 will be made by wire transfer of immediately available funds to the account designated by Parent on Section 7.2(f) of the Parent Disclosure Schedule. All payments to the Company under this Section 7.2 will be made by wire transfer of immediately available funds to the account designated by the Company on Section 7.2(f) of the Company Disclosure Schedule. Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement, (iii) the Breakup Fee is not a penalty, but rather the Breakup Fee is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Breakup Fee is payable and (iv) the Parent Regulatory Fee is not a penalty, but rather the Parent Regulatory Fee is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which the Parent Regulatory Fee is payable. Accordingly, if the Company or Parent fails to promptly pay any amounts due pursuant to this Section 7.2, the non-paying party shall pay to the other party interest on the amounts due pursuant to this Section 7.2 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(g)

Notwithstanding anything to the contrary in this Agreement, (i) in the event that the Breakup Fee is paid or payable pursuant to this Section 7.2, Parent’s right to receive payment of the Breakup Fee (together with the payment of interest, if any, contemplated by Section 7.2(f)) shall be the sole and exclusive remedy of Parent and its Affiliates and the Parent Representatives against the Company and its Affiliates and the Company Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount(s), none of the Company, any of its Affiliates or any Company Representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any Proceeding, by virtue of any statute, regulation or applicable Law or otherwise, and (ii) in the event that the Parent Regulatory Fee is paid or payable pursuant to this Section 7.2, the Company’s right to receive payment of the Parent Regulatory Fee (together with the payment of interest, if any, contemplated by Section 7.2(f)) shall be the sole and exclusive remedy of the Company and its stockholders and holders of Company Equity Awards and their respective Affiliates and Representatives against Parent and its Affiliates and the Parent Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amounts, none of Parent, any of its Affiliates or any Parent Representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise. If paid to the Company, the Parent Regulatory Fee shall be retained by the Company for the use and benefit of the Company in any manner. This Section 7.2(g) shall not limit the rights and remedies of the parties pursuant to the Confidentiality Agreement.

7.3

Amendment. This Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or of Merger Sub; provided, further, that, after adoption of this Agreement by such stockholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto that expressly refers to this Section 7.3.

7.4

Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breaches in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby that expressly refers to this Section 7.4, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1

Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 8.1 will not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

8.2

Fees and Expenses. Subject to Section 7.2, all fees and expenses incurred in connection with the preparation, negotiation and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

8.3

Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by email transmission (provided, that (x) confirmation of email transmission is obtained (which confirmation shall be provided by the recipient if so requested) and (y) any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day) or (ii) on the next Business Day if transmitted by national overnight courier service, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Alaska Air Group, Inc.

19300 International Boulevard

Seattle, Washington 98188

Attention:	Ben Minicucci
Kyle Levine
Email:	[redacted]
[redacted]

with a copy to (for information purposes only):

O’Melveny & Myers LLP 610 Newport Center Drive, 17th Floor
Newport Beach, California 92660
Attention:	Andor D. Terner
Nikole Kingston
Email:	aterner@omm.com
nkingston@omm.com

If to the Company, addressed to it at:

Hawaiian Holdings, Inc.

3375 Koapaka Street, Suite G-350

Honolulu, HI 96819

Attention: Aaron Alter

Email: [redacted]

with a copy to (for information purposes only):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attn:	Tony Jeffries
Martin Korman
Douglas Schnell
Amanda Urquiza
Remi Korenblit
Ross Tanaka
Email:	tjeffries@wsgr.com
mkorman@wsgr.com dschnell@wsgr.com aurquiza@wsgr.com rkorenblit@wsgr.com rtanaka@wsgr.com

8.4	Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means an executed customary confidentiality agreement that (i) does not include any provision for any exclusive right to negotiate with such Person or having the effect of restricting the Company from fulfilling any of its obligations under this Agreement, including under Section 5.3, (ii) contains provisions that are no more favorable in the aggregate to the counterparty than those contained in the Confidentiality Agreement; and (iii) does not require any member of the Company Group to reimburse the costs or expenses of any Person; provided, that such agreement need not include any “standstill” or similar restriction.

“Acquisition Proposal” means, with respect to the Company, any offer or proposal from any Person or group (other than Parent and Merger Sub) concerning any, in a single transaction or series of related transactions, direct or indirect (a) merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution, conversion, transfer, domestication or continuance or other transaction involving the Company which would result in any Person or group (or the shareholders of any Person or group) beneficially owning, directly or indirectly, more than 15% or more of the voting power of the Company or 15% or more of the voting power of the successor to the Company in such transaction or the resulting direct or indirect parent of the Company or such successor (or any securities convertible into, or exchangeable for, securities representing such voting power), (b) sale, lease, exchange, transfer, license or other disposition of assets of the Company representing 15% or more of the consolidated assets of the Company (whether based on the fair market value, revenue generation or net income), (c) issuance or sale by the Company of Equity Interests representing, convertible into or exchangeable for 15% or more of the voting power of the Company, (d) transaction in which any Person will acquire beneficial ownership, or the right to acquire beneficial ownership of shares of capital stock representing 15% or more of the voting power of the Company, (e) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any Person or group (or the shareholders of any Person or group) beneficially owning 15% or more of the voting power of the Company or (f) any combination of the foregoing (in each case, other than the Merger).

“Affiliate” or “affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Amazon Documents” means, collectively, (i) the Amazon Warrant, (ii) that certain Air Transportation Services Agreement, dated as of October 20, 2022, between Hawaiian Airlines, Inc. and Amazon.com Services LLC, (iii) that certain Transaction Agreement, dated as of October 20, 2022, by and between the Company and Amazon.com, Inc. (“Amazon”), and (iv) any other Contracts between Amazon (or any affiliate of Amazon), on the one hand, and any member of the Company Group, on the other hand.

“Amazon Warrant” means that certain Warrant to Purchase Common Stock, dated as of October 20, 2022, issued by the Company to Amazon, pursuant to which Amazon is granted the right to purchase up to 9,442,443 shares of Company Common Stock, subject to adjustment and vesting terms and conditions as set forth therein.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means any state securities, “blue sky” or takeover law.

“Breakup Fee” means an amount, in cash, equal to $39,550,000.00.

“Business” means the business conducted by the Company and its Subsidiaries as of the date of this Agreement.

“Business Day” means any day (other than Saturday or Sunday) on which commercial banks banking in the County of New York, New York are not required or permitted by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (Mar. 27, 2020), as the same may be amended from time to time.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Clean Team Agreement” means that certain Clean Team Agreement, dated September 12, 2023, between the Company and Parent.

“Code” means the Internal Revenue Code of 1986.

“Company Benefit Plans” means, all material “employee benefit plans” as defined in Section 3(3) of ERISA and all material bonus, stock option, stock purchase, stock appreciation rights, restricted stock, stock-based or other equity-based, incentive, profit-sharing, deferred compensation, vacation, insurance, medical, welfare, fringe, retirement, retiree medical or life insurance, supplemental retirement, severance, termination or change in control or other benefit plans, programs or arrangements, and all material employment, consulting, termination, severance or other contracts or agreements, whether or not in writing and whether or not funded, with respect to which any member of the Company Group has or may have any obligation or which are maintained, contributed to or sponsored by any member of the Company Group for the benefit of any current or former employee, officer, director or consultant of any member of the Company Group.

“Company Equity Award” means a Company RSU Award, Company Option or any other equity award granted under a Company Equity Award Plan.

“Company Equity Award Plans” means the Company’s 2015 Stock Incentive Plan.

“Company ERP Warrant Agreement” means that certain warrant agreement, dated September 25, 2020 between the Company and the Treasury.

“Company ERP Warrants” means warrants issued to the Treasury to purchase up to 380,711 shares of Company Common Stock at an exercise price of $11.82 per share in connection with the Company’s receipt of funding under the Economic Relief Program pursuant to the CARES Act.

“Company Group” means the Company and each Subsidiary of the Company.

“Company IT Assets” means any and all computers, computer software, applications (including but not limited to web and mobile applications), firmware, middleware, servers, workstations, devices, digital storage media, routers, hubs, switches, networks, data communications lines and all other information technology equipment and hardware, and all associated documentation, owned by, or licensed or leased to, the Company Group (excluding, in each case, any public networks).

“Company Material Adverse Effect” means any change, event, circumstance, development, condition, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole; provided, however, that except as set forth in the proviso at the end of this definition, none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any development in general economic conditions, or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, in the United States or any other country or region in the world or any industry-wide development generally affecting airline companies; (ii) any change in GAAP or any change in applicable Laws affecting the operation of the Business; (iii) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement, including the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees (including any employee attrition), suppliers, customers, partners, lenders, lessors, vendors, Governmental Entities or any other third Person (it being understood that this clause (iii) shall not apply to any representation, warranty, covenant or agreement of the Company herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby); (iv) any change in regulatory, legislative or political conditions (including anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions) in the United States or any other country or region in the world; (v) acts of war, outbreak or escalation of hostilities, terrorism, sabotage, or cyberattack or other changes in geopolitical conditions, earthquakes, volcanic eruptions, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, any epidemic, pandemic, outbreak of illness or other public health event (including, for the avoidance of doubt, COVID-19 and the impact of COVID-19 or any COVID-19 Measures on the Company Group) and other similar events in the United States or any other country or region in the world; (vi) any failure by the Company to meet any internal or published (including analyst) budgets, projections, expectations, forecasts or predictions in respect of the Company Group’s revenue, earnings or other financial performance or results of operations (it being understood that the underlying facts and circumstances giving rise to such event may be deemed to constitute, and may be taken into consideration in determining whether there has been, a Company Material Adverse Effect); (vii) any action required to be taken or omitted by the Company or any member of the Company Group pursuant to this Agreement or taken or omitted at the express written request of Parent or Merger Sub; (viii) any change in the market price or trading volume, or the downgrade in rating, of the Company’s securities (it being understood that the underlying facts and circumstances giving rise to such event may be deemed to constitute, and may be taken into consideration into determining whether there has been, a Company Material Adverse Effect); (ix) any change in the conditions in the industries in which the Company Group conducts business (including as the result of fuel or other commodity price changes); (x) the development, continuation or worsening of supply chain or service disruptions affecting the Company Group; or (xi) any breach by Parent or Merger Sub of this Agreement; provided, further, that the changes, events, circumstances, developments, conditions, occurrences or effects set forth in the foregoing clauses (i), (ii), (iv), (v), (ix) and (x) shall be taken into account in determining whether there has occurred a Company Material Adverse Effect only if such changes, events, circumstances, developments, conditions, occurrences or effects have, individually or in the aggregate, a disproportionate adverse impact on the Company Group relative to other companies in the airline industry, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company PSP Warrant Agreement” means that certain warrant agreement, dated as of April 22, 2020, between the Company and the Treasury.

“Company PSP Warrants” means warrants issued to the Treasury to purchase up to aggregate of 509,964 shares of Company Common Stock at an exercise price of $11.82 per share in connection with the Company’s receipt of funding under the PSP.

“Company PSP2 Warrant Agreement” means that certain warrant extension agreement, dated as of January 15, 2021, between the Company and the Treasury.

“Company PSP2 Warrants” means warrants issued to the Treasury to purchase up to an aggregate of 156,340 shares of Company Common Stock at an exercise price of $17.78 per share in connection with the Company’s receipt of funding under the PSP2.

“Company PSP3 Warrant Agreement” means that certain warrant agreement, dated as of April 23, 2021, between the Company and the Treasury.

“Company PSP3 Warrants” means warrants issued to the Treasury to purchase up to 87,670 shares of Company Common Stock at an exercise price of $27.27 per share, in connection with the Company’s receipt of funding under the PSP3.

“Company Registered IP” means all Intellectual Property Rights included in the Company Owned Intellectual Property that are registered, filed, or issued under the authority of any Governmental Entity, including all patents, registered copyrights, registered Trademarks and domain names and all applications for any of the foregoing.

“Company Warrant Agreements” means the Company PSP Warrant Agreement, the Company ERP Warrant Agreement, the Company PSP2 Warrant Agreement and the Company PSP3 Warrant Agreement.

“Company Warrants” means the Company PSP Warrants, the Company ERP Warrants, the Company PSP2 Warrants and the Company PSP3 Warrants.

“Competition Law” means any domestic or foreign antitrust, competition and merger control law or regulation that is applicable to the transactions contemplated by this Agreement.

“Contracts” means any legally binding contract, agreement, indenture, note, bond, license, lease or any other legally binding commitment, plan or arrangement, whether oral or written.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“COVID-19” means the emergence or spread of SARS-CoV-2 or COVID-19 (including any evolutions, mutations or variations thereof) and any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline, response or recommendation of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19 and including, in each case, any changes in any such Law, directive, guidance, response or recommendation.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Environmental Laws” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to pollution or the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of Persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, or any other law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, phantom equity, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Federal Aviation Act” means Subtitle VII of Title 49 of the U.S. Code.

“Federal Aviation Regulations” means Title 14 of the Code of Federal Regulations.

“Foreign Benefit Plans” means Company Benefit Plans that are maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries who is located primarily in a country other than the United States and/or their dependents or that are subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which the Company or its Subsidiaries is required to contribute, in either case, under applicable Law.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means (a) any national, federal, state, county municipal, local or foreign government, or other political subdivision thereof; (b) any public international or multinational organization or authority; (c) any authority, agency, commission, or any entity exercising executive, legislative, judicial, regulatory, police, taxing or administrative functions, power or authority of or pertaining to government; or (d) any state-owned or controlled enterprise.

“Government Official” means: (a) any director, officer, employee, or representative of any Governmental Entity; (b) any Person acting in an official capacity for any Governmental Entity; or (c) any political party, party official, or candidate for political office.

“Government Shutdown” means any shutdown resulting from the lack of Congressional budget appropriations, after the date of this Agreement, of certain United States federal government services provided by the FTC and DOJ to review the transactions contemplated by this Agreement under the HSR Act.

“group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means any pollutant, chemical, substance, and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, or any infectious agent or biological material, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, mold, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, (a) indebtedness for borrowed money, whether current or funded, secured or unsecured, (b) debt securities (including notes, bonds, debentures or other similar instruments), (c) obligations with respect to leases required to be accounted for as capital or finance leases in accordance with GAAP or recorded as capital or finance leases in the consolidated financial statements of such Person, (d) for letters of credit, bank guarantees, and other similar Contracts entered into by or on behalf of such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment), (f) pursuant to guarantees and arrangements having the economic effect of a guarantee of any obligation, liability or undertaking of any other Person contemplated by the foregoing clauses (a) through (e) of this definition, and (g) all obligations of the type referred to in clauses (a) through (f) of this definition of any Person other than the Company or any of its Subsidiaries, the payment of which the Company or any of its Subsidiaries is liable, directly or indirectly, as obligor, guarantor, surety, or otherwise.

“Intellectual Property Rights” means, in any and all jurisdictions, (a) patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) trademarks, service marks, trade dress, livery, logos, trade names, social media identifiers, and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof (collectively, “Trademarks”), (c) copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) rights in technical databases and technical data collections (including knowledge databases and customer lists), (e) rights in Trade Secrets, (f) Internet domain name registrations and (g) any and all other similar proprietary rights whether now known or hereafter recognized, in each case of (a) – (g) whether registered or unregistered, and any applications for registration therefor.

“Intervening Event” means any material event, circumstance, change, effect, development or condition that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement; provided, however, that in no event shall any event, circumstance, change, effect, development or condition resulting from or relating to any of the following give rise to an Intervening Event: (a) the receipt, existence, or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof; (b) the announcement or pendency of the transactions contemplated by this Agreement, including the Merger; or (c) the fact that the Company has exceeded or met any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of the Company’s revenue, earnings or other financial performance or results of operations (it being understood, in each case, that the underlying facts giving rise or contributing to such event may be taken into account in determining whether there has been an Intervening Event to the extent such facts are not otherwise excluded under this definition).

“IRS” means the United States Internal Revenue Service.

“Joint Defense Agreement” means that certain Joint Defense and Confidentiality Agreement, dated September 12, 2023, between the Company and Parent.

“Knowledge” means (a) with respect to the Company, the actual knowledge, after due inquiry, as of the date of this Agreement, of each of the individuals set forth on Section 8.4 of the Company Disclosure Schedule, and (b) with respect to Parent and Merger Sub, the actual knowledge, after due inquiry, as of the date of this Agreement of each of the individuals set forth on Section 8.4 of the Parent Disclosure Schedule.

“Law” means any federal, state, local or foreign law, statute, code, constitution, treaty, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, charge, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim in the nature of a security interest, whether voluntarily incurred or arising by operation of Law.

“NASDAQ” means the NASDAQ Stock Market LLC.

“NYSE” means the New York Stock Exchange.

“Originally Scheduled Date” means the date of the Company Stockholder Meeting set forth in the definitive Proxy Statement mailed by the Company to its stockholders for the Company Stockholder Meeting.

“Out-of-Money Warrants” means any Company Warrants having an exercise price equal to or in excess of the Merger Consideration.

“Parent Group” means Parent and each Subsidiary of Parent.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents, or materially delays, the ability of Parent to consummate the transactions contemplated by this Agreement.

“Parent Regulatory Fee” means an amount in cash equal to $100,000,000.00.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law, (c) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Entity having jurisdiction over real property, (d) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above real property, (e) Liens in favor of lessors arising in connection with any Company Leased Real Property, (f) Liens pursuant to the Company’s or Parent’s, or their respective Subsidiaries’, existing Indebtedness (including Indebtedness incurred as permitted by Section 5.1(i) or Section 5.1(w)), as the case may be, (g) any pledge, deposit or other lien securing the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds, letters of credit and other obligations of a similar nature, in each case, incurred in the ordinary course of Business consistent with past practice, (h) pledges or deposits arising in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (i) non-exclusive licenses of Intellectual Property Rights in the ordinary course of Business, and (j) Liens that do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Personal Information” means all information Processed by or for the Company Group that identifies or could reasonably be used to identify an individual, a household or individual’s or household’s device (i.e., device identifiers, IP address, MAC address, or other device identifier), including any such information that constitutes “personal information,” “personal data,” “protected health information,” or a similar term under applicable Privacy Laws. Personal Information includes such information in any form, including paper, electronic, and other forms.

“Privacy Laws” means all Laws in any country, jurisdiction or territory of the world as amended, consolidated, re-enacted or replaced from time to time, regarding privacy, or security, or data protection that are applicable to the Processing of Personal Information by or for the Company Group, including such laws relating to cross-border transfer of Personal Information, data breach notification, website and mobile application privacy policies and practices, use of cookies, pixels and tracking technologies, use of geolocation technologies, and email, text message or telephone communications, which may include to the extent applicable, the Federal Trade Commission Act; the Telemarketing Sales Rule; the Children’s Online Privacy Protection Act; the Telemarketing Consumer Protection Act; the CAN-SPAM Act; the Health Insurance Portability and Accountability Act; the Gramm Leach Bliley Act; the Fair Credit Reporting Act; the California Consumer Privacy Act of 2018; the California Privacy Rights Act; the California Invasion of Privacy Act; the Colorado Privacy Act; the Connecticut Data Privacy Act; the Illinois Biometric Information Privacy Act; the Virginia Consumer Data Protection Act; the Utah Regulation (EU) 2016/679 (GDPR); the UK Data Protection Act and its implementation of GDPR; Canada’s Personal Information Protection and Electronic Documents Act; the Japan Act on the Protection of Personal Information Act No. 57 of 2003; the Hong Kong Personal Data Ordinance; the South Korea Personal Information Protection Act (PIPA); and the Australia Privacy Act 1988.

“Process” (or “Processing”) means to perform any operation or set of operations upon data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, cleaning, transmitting, disclosing, altering, distributing, disseminating, or otherwise making available data.

“Proxy Statement Clearance Date” means the earlier of (i) the date on which the Company learns, orally or in writing, that the Proxy Statement will not be reviewed by the SEC, which date shall be deemed to be the first Business Day that is at least ten (10) days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the preliminary Proxy Statement by the end of such ten (10)-day period, and (ii) in the event that the Company receives comments from the SEC on the preliminary Proxy Statement, the first Business Day immediately following the date the Company learns, orally or in writing, that the SEC staff has no further comments on the preliminary Proxy Statement.

“PSP” means the Payroll Support Program established under Division A, Title IV, Subtitle B of the CARES Act.

“PSP2” means the Payroll Support Program Extension established under Subtitle A of Title IV of Division N of the Consolidated Appropriations Act, 2021 (December 27, 2020), as the same may be amended from time to time (the “Consolidated Appropriations Act”).

“PSP3” means the Payroll Support Program established under Section 7301 of the American Rescue Plan Act of 2021 (March 11, 2021), as the same may be amended from time to time (the “American Rescue Plan Act”).

“Qualifying Amendment” shall mean an amendment or supplement to the Proxy Statement to the extent it contains (i) a Change of Board Recommendation, (ii) a statement of the reasons of the Company Board for making such Change of Board Recommendation and (iii) additional information reasonably related to the foregoing.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, dumping, injection, deposit, discharge or disposing of any Hazardous Substances in, onto or through the outdoor or indoor environment.

“Restricted Shares” means each outstanding and issued Share that is subject to one or more vesting conditions.

“Revolving Credit Facility” means that certain Amended and Restated Credit and Guarantee Agreement, dated as of August 17, 2022, by and among the Company, certain of the Company’s Subsidiaries named therein, Citibank, N.A, and the lenders party thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder Litigation” means any Proceeding commenced by an actual or purported holder of Shares against a party or any of its Subsidiaries, Affiliates, directors, or employees relating to, involving or affecting such party or any of its Subsidiaries, Affiliates, directors or employees, in each case, in connection with, arising from or otherwise relating to the transactions contemplated by this Agreement, including any Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any other communications to the holders of Shares, in each case other than any Proceedings solely among the Parties or their respective Affiliates, related to this Agreement or the transactions contemplated hereby, including the Merger.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “15%” will be replaced by “50.1%”) made by any person or group (other than Parent or any of its Subsidiaries) after the date of this Agreement, that the Company Board has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisors, (a) would result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Merger (after giving effect to all adjustments to the terms thereof which may be offered by Parent pursuant to Section 5.3(g)) and after taking into account those factors and matters deemed relevant in good faith by the Company Board, which factors may include the (i) identity of the Person making the proposal, (ii) likelihood of consummation of such transaction in accordance with the terms of such Acquisition Proposal, and (iii) legal, financial, regulatory, timing and other applicable aspects of such Acquisition Proposal; and (b) is reasonably capable of being consummated.

“Tax Return” means any report, return (including information return), claim for refund, declaration or other information or filing filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means (a) any and all taxes, fees, duties, levies, assessments or charges of any kind (together with any and all interest, penalties and additions thereto, whether disputed or not) imposed by any Governmental Entity, including taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, escheat, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties, (b) any liability of any other Person in respect of any items described in clause (a) above by (i) reason of being a transferee or successor or pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or (ii) Contract or otherwise.

“Trademarks” means trademarks, service marks, trade names, internet domain names, logos, trade dress, design rights and other similar designations of source or origin.

“Trade Secrets” means trade secrets and other rights in know-how and confidential or proprietary information deriving economic value from the secret nature of the information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information).

“Treasury” means the United States Department of the Treasury.

“Treasury Documents” means, collectively, the Company Warrant Agreements, the Company Warrants and any other Contracts entered into between any member of the Company Group and the Treasury.

“Treasury Regulations” means regulations promulgated by the Treasury under the Code.

“Triggering Event” will be deemed to have occurred if: (a) the Company Board effects a Change of Board Recommendation, whether or not in compliance with Section 5.3; (b) the Company enters into any Alternative Acquisition Agreement; (c) an Acquisition Proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), and the Company Board shall have failed to publicly reaffirm the Company Board Recommendation within five (5) calendar days after Parent’s written request to do so (or, if earlier, three (3) Business Days prior to the Originally Scheduled Date); or (d) a tender offer or exchange offer for securities of the Company is commenced and the Company Board shall have failed to recommend against acceptance by the Company’s stockholders of such tender offer or exchange offer (including for these purposes, by taking any position contemplated by Rule 14e-2 under the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten (10) Business Days of such commencement (or, if earlier, three (3) Business Days prior to the Originally Scheduled Date).

“Willful Breach” means (a) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the actual knowledge of the breaching party, and (b) with respect to any breaches or failures to perform any of the covenants contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause a breach of the relevant covenant.

8.5	Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“401(k) Plan”	Section 5.17
“Agreement”	Preamble
“Alternative Acquisition Agreement”	Section 5.3(b)
“Anti-Corruption Laws”	Section 3.6(c)
“Approval Request”	Section 5.1
“Barclays”	Section 3.28
“Barclays Fairness Opinion”	Section 3.28
“Book-Entry Shares”	Section 2.2(b)
“Capitalization Date”	Section 3.2(a)
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2(b)

“Chancery Court”	Section 8.12(b)
“Change of Board Recommendation”	Section 5.3(e)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Company”	Preamble
“Company Aircraft”	Section 3.24(a)
“Company Aircraft Finance Contract”	Section 3.24(e)
“Company Aircraft Purchase Contract”	Section 3.24(d)
“Company Airport”	Section 3.26
“Company Board”	Recitals
“Company Board Recommendation”	Recitals
“Company Bylaws”	Section 3.1(c)
“Company Capital Stock”	Section 2.1(a)
“Company CBAs”	Section 3.13(b)
“Company Charter”	Section 3.1(c)
“Company Common Stock”	Section 2.1(a)
“Company Data Privacy Requirements”	Section 3.18(a)
“Company Disclosure Schedule”	Article 3
“Company Financial Statements”	Section 3.7(a)
“Company Insurance Policies”	Section 3.20
“Company Leased Real Property”	Section 3.22(a)
“Company Licensed Intellectual Property”	Section 3.17(a)
“Company Material Contract”	Section 3.14(a)
“Company Option”	Section 2.4(b)
“Company Owned Intellectual Property”	Section 3.17(a)
“Company Permits”	Section 3.6(a)
“Company PII Security Incident”	Section 3.18(c)
“Company Preferred Stock”	Section 2.1(a)
“Company Related Party Transaction”	Section 3.23
“Company Representatives”	Section 5.2
“Company RSUs”	Section 2.4(a)(i)
“Company RSU Awards”	Section 2.4(a)(i)
“Company SEC Documents”	Section 3.7(a)
“Company Slots”	Section 3.25(a)
“Company Stockholder Approval”	Section 3.29
“Company Stockholder Meeting”	Section 5.4(b)
“Competition Authorities”	Section 5.5(d)
“Confidentiality Agreement”	Section 5.2
“Continuing Employee”	Section 5.8(a)
“Credit Card Contract”	Section 3.14(a)(v)
“D&O Insurance”	Section 5.9(c)
“DGCL”	Recitals
“DHS”	Section 3.5
“Dissenting Shares”	Section 2.3
“DOT”	Section 3.5
“EDGAR”	Article 3

“Effective Time”	Section 1.2
“Enforceability Exceptions”	Section 3.3(a)
“Exchange Act”	Section 3.5
“Expense Reimbursement”	Section 7.2(d)
“Extended Outside Date”	Section 7.2(e)
“FAA”	Section 3.5
“FCC”	Section 3.5
“Intervening Event Notice Period”	Section 5.3(h)(i)
“Malicious Code”	Section 3.17(f)
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)
“Merger Sub”	Preamble
“Merger Sub Common Stock”	Section 2.1(c)
“Notice Period”	Section 5.3(g)(i)
“OFAC”	Section 3.31
“Order”	Section 3.15(b)
“Outside Date”	Section 7.1(e)
“Parent”	Preamble
“Parent Disclosure Schedule”	Article 4
“Parent Representatives”	Section 5.2
“party”	Preamble
“Paying Agent”	Section 2.2(a)
“Payment Fund”	Section 2.2(a)
“Proceeding”	Section 3.15(a)
“Representatives”	Section 5.2
“Sanctions”	Section 3.31
“Sarbanes-Oxley Act”	Section 3.7(a)
“SEC”	Section 3.5
“Section 16”	Section 5.12
“security events”	Section 3.17(g)
“Service Providers”	Section 3.12(g)
“Share”	Section 2.1(a)
“Specified Regulations” “Surviving Corporation”	Section 3.5 Section 1.1(a)
“Trade Compliance Laws”	Section 3.31
“TSA”	Section 3.5

8.6	Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.7

Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by reason of any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8

Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedules and Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement, Clean Team Agreement and Joint Defense Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

8.9

Parties in Interest; No Third-Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of each party and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever (including Section 5.8) under or by reason of this Agreement except for the individuals expressly referenced in Section 5.9 to the extent provided in Section 5.9 and, from and after the Effective Time, the holders of Shares, Company Options and Company RSUs, the right to receive the consideration in respect thereof in accordance with Article II and subject to the terms and conditions of this Agreement.

8.10

Assignment. This Agreement will not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties hereto; provided, that (i) Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary prior to the mailing of the Proxy Statement, but no such assignment will relieve Parent or Merger Sub, as the case may be, of its obligations hereunder and (ii) Parent and Merger Sub may assign their rights under this Agreement to any of their financing sources as collateral security, but no such assignment under clause (i) or (ii) will relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

8.11

Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Except as otherwise expressly provided herein, any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder. Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive. Documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, if such documents, materials or information were available for review by such person and its Representatives through the electronic data room entitled “Balloon,” which is hosted by Donnelley Financial Solutions in connection with the transactions contemplated hereby or disclosed in a Company SEC Document filed and publicly available, in each case, at least one (1) Business Day prior to the date of this Agreement. References to “days” will mean “calendar days” unless expressly stated otherwise. References to a Person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. No specific provision, representation or warranty will limit the applicability of a more general provision, representation or warranty. It is the intent of the parties hereto that each representation, warranty, covenant, and condition contained in this Agreement will be given full, separate, and independent effect and that such provisions are cumulative.

8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)

This Agreement and all claims and causes of action arising hereunder will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)

Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”), or, if the Chancery Court lacks subject matter jurisdiction of the Proceeding, any other court of the State of Delaware or Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such court, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such Proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Each Party agrees that it will use reasonable best efforts to cooperate with the other Parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance to attempt to fully resolve any dispute between the Parties prior to the Outside Date.

(c)

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13

Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

8.14

Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court referred to in Section 8.12(b), this being in addition to any other remedy to which they are entitled at Law or in equity. Each party will waive any requirement for the posting of any bond or other security in connection therewith. The parties acknowledge and agree that the availability of the Breakup Fee, the Parent Regulatory Fee or monetary damages in accordance with, and subject to the limitations set forth in, this Agreement will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALASKA AIR GROUP, INC.

By:	/s/ Ben Minicucci
Name: Ben Minicucci
Title: President and Chief Executive Officer

MARLIN ACQUISITION CORP.

By:	/s/ Ben Minicucci
Name: Ben Minicucci
Title: President and Chief Executive Officer

HAWAIIAN HOLDINGS, INC.

By:	/s/ Peter Ingram
Name: Peter R. Ingram
Title: President and Chief Executive Officer